Filed pursuant to Rule 424(b)(1)
                                                        SEC File No.  333-66468

                                  PROSPECTUS

                                 INSYNQ, INC.

                          34,997,237 OF COMMON STOCK


     This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 34,997,237 shares of common stock of Insynq, Inc., all of which are issuable upon the conversion rights of convertible debentures and the exercise of outstanding warrants. The offer and sale of the shares of common stock covered by this prospectus is not being underwritten. The prices at which the stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

     We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus.

     Our common stock is now quoted on the OTC Bulletin Board under the symbol "ISNQ." On September 4, 2001, the last reported average closing of the bid and asked price for the common stock on the OTC Bulletin Board was $0.05 per share.

     INSYNQ IS A DEVELOPMENT STAGE COMPANY AND INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                THE DATE OF THIS PROSPECTUS IS October 2, 2001.


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
                               TABLE OF CONTENTS

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . .    3
THE OFFERING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
USE OF PROCEEDS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . .   17
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . .   19
MARKET PRICES OF COMMON STOCK AND DIVIDEND POLICY  . . . . . . . . . .   21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS  . . . . . . . . . . . . . . . . . . . . .   21
OUR BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . . .   37
MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . . . . . . . . . .   43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . . .   44
DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . .   45
LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS  . . . . . . . . .   47
SECURITIES AND EXCHANGE COMMISSION'S POSITION ON INDEMNIFICATION . . .   47
STOCK TRANSFER AGENT AND REGISTRAR . . . . . . . . . . . . . . . . . .   47
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
  AND FINANCIAL DISCLOSURE . . . . . . . . . . . . . . . . . . . . . .   47
LEGAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
EXPERTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
INDEX TO FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . .  F  1

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                              PROSPECTUS SUMMARY


     This summary sets forth the material highlights of the information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in us, and you should read the entire prospectus carefully, especially the discussion of Risk Factors. Unless specified otherwise, as used herein, the terms "we," "us," or "our" refer to Insynq, Inc., a Delaware corporation and its predecessor entity, Xcel Management, Inc., a Utah corporation. References to "Insynq-WA" refer to Insynq, Inc., a Washington corporation, the assets of which were purchased by us in February 2000. The term "you" refers to a prospective investor.

                                 INSYNQ, INC.

     We are an application service provider, or ASP and we have been delivering outsourced software application hosting and managed information technology services through our IQ Data Utility Services and IQ Delivery System since 1997. We were incorporated in 1998 as a development state company.

     We install software applications on our servers located at the data center, allowing our customers, with a Web-enabled computer, access to computing services. This service is called application hosting. We are a provider of Internet equipment, managed software services (through on-site customer premise equipment and application hosting), Web-hosting services, and access to Internet marketing assistance and related equipment and services.
We offer these products and services as an integrated whole, either sold directly or on a fee or subscription basis.



     We target small and medium enterprises and the high-end segment of the small office and home office market for the sale of hardware and hosted software and access to Internet-related services. We believe we provide a cost-effective, on-line solution to building and maintaining an information technology system through the adoption of "Web-based" computing as an alternative to traditional computer network implementations. Generally, we market ourselves as an Internet utility company that can cost-effectively provide all of the computer software, hardware, connectivity and Internet-access needs for our customers.

     We believe our core competency is providing products and services related to hosted computing technologies. In the process of developing the IQ
Delivery System and the IQ Data Utility Service, we believe we acquired valuable technological expertise. We have created new methodologies and produced proprietary hardware and software that we believe is essential to the configuration and effective management of Internet-based networks and outside deployment of shared data and software applications.

     Our IQ Data Utility Service and IQ Delivery System provides our customers with the following key benefits:

     *    Capacity-based pricing and reduced capital investment.

     *    Enable customers to expand as their business needs require.

     *    Consistent business operations across multiple locations.

     *    Rapid implementation of our customers' Internet businesses.

     *    Ability of our customers to focus on their core business.

     *    In-depth technology and operations expertise.

     We were incorporated in August 1998 as a development stage company and have a limited operating history. In addition, we have a history of losses, have not achieved profitability and have accumulated revenue through May 31, 2001 of $742,432 and an accumulated deficit through May 31, 2001 of $17,997,560, which includes approximately $9,068,178 related to non-cash deferred stock compensation and a non-cash interest expense. We anticipate that we will increase our investment in our business and, therefore, we are incurring, and expect to continue to incur, for the foreseeable future, significant operating losses and negative cash flow.

     Our principal executive offices are located at 1127 Broadway Plaza, Suite 10, Tacoma, Washington, 98402, and our telephone number is (253) 284-2000


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                                 THE OFFERING


Securities Offered                34,997,237 shares of common stock issued or
                                  issuable upon exercise by selling
                                  stockholders of the Warrants and/or
                                  conversion of convertible debentures.

Common Stock to be Outstanding    72,362,169 shares of common stock.
After this Offering (1)

Common Stock Outstanding as of    37,364,932 shares of common stock.
September 4, 2001

Use of Proceeds                   We will not receive any of the proceeds from
                                  the sale of the shares of common stock
                                  offered by this prospectus. We will receive estimated gross proceeds of up to $96,000 if the selling stockholders exercise all of the currently outstanding warrants to purchase the shares of our common stock covered by this prospectus, assuming the selling stockholders do not utilize the cashless exercise feature of such warrants.
                                  We currently intend to use such net proceeds, if any, for working capital and general corporate purposes. See "Use of Proceeds."

Risk Factors                      An investment in the shares of common stock
                                  offered hereby involves a high degree of risk and should be made only by investors who can afford the loss of their entire investment.
                                  See "Risk Factors."

OTC Bulletin Board Market         ISNQ
trading symbol


(1) Assumes exercise or conversion in full into shares of common stock of the warrants and conversion rights held by the selling stockholders as described in "Selling Stockholders."


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                                 RISK FACTORS


     An investment in our stock involves a high degree of risk. The following information discusses the material risk factors which are unique to our company and that make an investment in our common stock risky or speculative. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected, which could cause the trading price of our common stock to decline.

RISKS PARTICULAR TO INSYNQ, INC.

     WE HAVE HISTORICALLY OPERATED AT A LOSS, HAVE EXPERIENCED NEGATIVE OPERATING CASH FLOWS, AND ANTICIPATE THAT LOSES WILL CONTINUE.

     We have experienced net losses and negative cash flows since we began implementing our current business plan. We expect that the ongoing implementation of our current business plan will increase our net losses and our negative cash flows for the foreseeable future as we continue to incur significant operating expenses and make capital investments in our business. We may never generate sufficient revenues to achieve profitability, and if we are unable to make a profit, we may not be able to continue to operate our business. Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis.

     WE HAVE RECEIVED A GOING CONCERN OPINION FROM OUR AUDITORS INDICATING THERE IS DOUBT AS TO WHETHER WE CAN REMAIN IN BUSINESS.

     In its audit report dated July 31, 2001, our auditors indicated that there was substantial doubt as to our ability to continue as a going concern and that our ability to continue as a going concern was dependant upon our obtaining additional financing for our operations or reaching profitability. There can be no assurance that we will be able to do either of these.

     OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

     Insynq-WA commenced operations in September 1998. Accordingly, we have only a very limited operating history upon which you can evaluate our business and prospects. We face the risks, expenses and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets, including on-line companies which host hardware and software applications for other companies. Our past financial results may not be representative of our future financial results.

     WE ARE DELINQUENT IN THE PAYMENT OF BUSINESS AND PAYROLL TAXES. IF WE ARE UNABLE TO NEGOTIATE WORKOUT ARRANGEMENTS OR TO MAKE TIMELY PAYMENTS, WE COULD EXPERIENCE A SEVERE NEGATIVE IMPACT ON OUR BUSINESS OR OUR RESOURCES.

     We are delinquent in the payment of approximately $493,000 of business and payroll taxes, plus $103,000 of related assessed penalties and interest.
We have initiated contact with the respective taxing authorities to work out an arrangement for payment plans in settlement of these tax obligations although definitive workout agreements have not been finalized. However, if we are unable to negotiate terms or if we are unable to execute such negotiated terms, we could experience a severe negative impact on our business resources.
For example, the taxing authorities could obtain a lien against some or all of our assets. Should this occur, we likely would be forced to cease our operations.

     Additionally, two liens have been filed by two different States for past due taxes, plus accrued penalties and interest. One lien, for approximately $28,000, is to the State of Utah for prior year's income taxes assessed to the predecessor company of Insynq, Inc. This amount is in dispute and amended returns to correct this deficiency have been filed. The second lien, for approximately $5,500, is to the State of Washington and has been subsequently paid in full.


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     WE ARE IN DEFAULT ON AN EQUIPMENT LEASE OBLIGATION AND IF WE ARE UNABLE TO
SUCCESSFULLY RESTRUCTURE THIS LEASE OBLIGATION WE MAY NOT BE ABLE TO DELIVER TO OUR CUSTOMERS THEIR CONTRACTED SERVICES.

     As of September 4, 2001, we are in default on an equipment lease obligation. We are attempting to renegotiate with the lessor and have initiated contact with them. When they are prepared to enter discussions we will attempt to negotiate for a lesser amount and we believe that given the current market conditions, we should be successful in such negotiations. However, there is no assurance that we will be successful in such attempts. If we are unable to successfully restructure this lease obligation, we may be required to seek other equipment or methods of delivering our services.
There is no assurance that we would be able to locate other equipment or methods on acceptable terms, or at all. In addition, because we are in default, we may be obligated to pay penalties. As such, the lessor could repossess the equipment. Moreover, any such actions could negatively impact our ability to obtain services for the maintenance of our equipment under applicable warranties, and ultimately make it difficult for our business to continue.

     WE ARE DELINQUENT IN THE PAYMENT OF CERTAIN TRADE PAYABLES. IF WE ARE UNABLE TO NEGOTIATE WORKOUT ARRANGEMENTS OR TO MAKE TIMELY PAYMENTS, WE COULD EXPERIENCE A SEVERE NEGATIVE IMPACT ON OUR BUSINESS OR OUR RESOURCES.

     As of September 4, 2001, we were late in payment of certain creditor trade payables. We have initiated contact with these vendors and have offered three separate payment plans and definitive agreements have been finalized with some, but not all, of these vendors. If we are unable to negotiate payment plans with the remaining vendors, or if we are unable to execute such negotiated payment plans with those who have accepted such plans, we could experience a severe negative impact on our business resources.


     OUR QUARTERLY RESULTS OF OPERATIONS FLUCTUATE, WHICH COULD RESULT IN A LOWER PRICE FOR OUR COMMON STOCK.

     Our revenue and operating results could vary significantly from quarter to quarter. These fluctuations could cause our stock price to fluctuate or decline. Important factors that could cause our quarterly results to materially fluctuate that are within our control include the following:

     *    Difficulty managing growth;
     *    Increases in necessary operating expenses;
     *    Problems with our technology
     * The amount and timing of costs associated with the development and maintenance of new hardware and software products; and
     *    Costs and risks associated with potential acquisitions.

     Important factors that could cause our quarterly results to materially fluctuate that are not within our control include the following:

     *    Introduction of new products or pricing programs by our competitors;
     * Changes in pricing for, and changes in the gross margins of, certain products, services, or lines of business as our business model continues to develop;
     *    Variations in spending patterns by companies;
     * Technical difficulties or systems downtime affecting our services and products;
     *    Business interruptions due to outside causes and forces;
     * Differences with the business practices of third parties with whom we do business;
     * Economic conditions specific to the Internet or to the hardware and software hosting business, as well as general economic conditions;
     * Inability to frame additional bandwidth to adequately service customer growth;
     *    Customer acceptance of our products and business model; and
     * Inability to acquire or lack of availability of necessary hardware or software components, or difficulties in manufacturing

     Our current and future levels of operating expenses and capital expenditures are based largely on our growth plans and estimates of future revenue. These expenditure levels are, to a large extent, fixed in the short term. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenue relative to planned expenditures could negatively impact our business and results of operations. In addition, if our customer base expands rapidly or unpredictably, we may not be able to efficiently utilize our leased third-party data center space and infrastructure or we may not have sufficient capacity to satisfy our customers' requirements, which could harm our operating results.


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     OUR SHARES COULD BE THE VICTIM OF SHORT SELLING AND, IF THIS OCCURS, THE
MARKET PRICE OF OUR STOCK COULD BE ADVERSELY AFFECTED.

     It is conceivable that our stock could be subject to the practice of short selling. Short selling, or "shorting," occurs when stock is sold which is not owned directly by the seller; rather, the stock is "loaned" for the sale by a broker-dealer to someone who "shorts" the stock. In most situations, this is a short-term strategy by a seller, and based upon volume, may at times drive stock values down. If such shorting occurs in our common stock, there could be a negative effect on the trading price of our stock.

     OUR SHARES ARE SUBJECT TO RULES REGULATING BROKER-DEALER ACTIVITY WITH RESPECT TO PENNY STOCKS, WHICH COULD HAVE A NEGATIVE EFFECT ON THE MARKET FOR OUR SHARES AND OUR SHARE PRICE.

     Broker-dealers who effect trades in our common stock are subject to SEC rules that regulate trading in penny stocks. Such rules require broker-dealers to provide additional warnings and risk factors pertaining to an investment in penny stocks. Such additional warnings may act to inhibit investment in our common stock, which could have a depressive effect on both the market for our shares and the trading price of our shares.

     IN ORDER TO EXECUTE OUR BUSINESS PLAN WE WILL NEED TO RAISE ADDITIONAL CAPITAL. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL, WE WILL NOT BE ABLE TO ACHIEVE OUR BUSINESS PLAN AND YOU COULD LOSE YOUR INVESTMENT.

     We need to raise additional funds through public or private debt or equity financings to be able to fully execute our business plan. Any additional capital raised through the sale of equity may dilute your ownership interest. We may not be able to raise additional funds on favorable terms, or at all. If we are unable to obtain additional funds, we will be unable to execute our business plan and you could lose your investment.

     Our future capital requirements will depend upon many factors, including the following:

     * Costs to develop and maintain our on-line hosting of hardware and software;
     *    The rate at which we expand our operations;
     *    The extent to which we develop and upgrade our technology;
     *    The occurrence, timing, size and success of acquisitions; and
     *    The response of competitors to our service offerings.

     WE WILL REQUIRE VENDOR CREDIT IN THE FUTURE, WHICH MAY NOT BE AVAILABLE TO US.

     In order to execute our short-term and long-term strategic plans, we need to continue to obtain credit from our vendors. If we are unable to maintain or obtain vendor credit on favorable terms, or at all, we may not be able to execute our business plan, develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

     We have recently negotiated with many of our vendors to reduce the amounts owed or to extend more favorable payment terms. While these negotiated terms have reduced cash out-lays and expenditures, we cannot rely on future relationships with these vendors, which could result in limiting our purchasing and credit abilities.


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     WE HAVE CERTAIN CONVERTIBLE SECURITIES OUTSTANDING SOME OF WHOSE
CONVERSION RATE IS CURRENTLY INDETERMINABLE. AS SUCH, PURCHASERS OR OUR COMMON STOCK COULD EXPERIENCE SUBSTANTIAL DILUTION OF THEIR INVESTMENT UPON CONVERSION OF SUCH SECURITIES.

     Pursuant to a recent transaction, we entered into an agreement to issue debentures and warrants in return for investment dollars. Under that agreement, we will receive certain portions of the aggregate investment based on certain criteria. As of September 4, 2001, $650,000 principal amount of secured convertible debentures and 1,300,000 warrants issued in connection therewith, were issued and outstanding. If the transaction is completed, there will be $1,200,000 principal amount of debentures and 2,400,000 warrants issued in connection therewith. The debentures are convertible into such number of shares of common stock as is determined by dividing the principal amount thereof by the then current conversion price. If converted on September 4, 2001, the $650,000 debentures would have been convertible into approximately 24,074,074 shares of common stock. If all $1,200,000 debentures and 2,400,000 warrants were issued and outstanding on September 4, 2001, they would have equaled 55.6% of our common stock. Pursuant to the terms of the transaction, however, the number of convertible debentures could prove to be significantly greater in the event of a decrease in the trading price of the common stock. For example, if our stock price decreased by 50% from the price as of September 4, 2001, the number of debentures issuable would be 92,307,692 shares. Purchasers of common stock could, therefore, experience substantial dilution of their investment upon conversion of the debentures. In addition, a sale by the selling stockholders of large blocks of the shares being registered pursuant to this registration statement could have a depressive effect on our stock price. The debentures are not registered and may be sold only if registered under the Securities Act of 1933, as amended, or sold in accordance with an applicable exemption from registration, such as Rule 144.

     The warrants are exercisable over the next ten years at a price equal to the lesser of $0.04 per share or a variable exercise price based upon the trading price of the common stock at the time of exercise, which price may be adjusted from time to time under certain antidilution provisions. The shares of common stock into which the debentures may be converted and issuable upon exercise of the warrants are being registered pursuant to this registration statement.

     In addition to the securities described above, as of September 4, 2001, 22,772,059 shares of common stock were reserved for issuance upon exercise of our outstanding warrants and options other than those issued in connection with the debentures, and an additional 34,997,237 shares of common stock were reserved for issuance upon conversion of the debentures and exercise of the warrants issued in connection with the debentures. As of September 4, 2001, there were 37,364,932 shares of common stock outstanding. Of these outstanding shares, 16,672,291 were freely tradable without restriction under the Securities Act unless held by affiliates.

     FUTURE DEMAND FOR APPLICATION SERVICE PROVIDER SERVICES IS HIGHLY
UNCERTAIN.

     The market for application service provider services has only recently begun to develop and is evolving rapidly. Future demand for these services is highly uncertain. We believe that many of our potential customers are not fully aware of the benefits of application service provider services. We must educate potential customers regarding these benefits and convince them of our ability to provide complete and reliable services. The market for application service provider services may never become viable or grow further. If the market for our application service provider services does not grow or grows more slowly than we currently anticipate, our business, financial condition and operating results will be materially adversely affected.

     WE RELY ON THIRD PARTY OUTSIDE SALES ORGANIZATIONS TO REFER MANY OF OUR CLIENTS TO US.

     We rely on referrals from third-party organizations for a portion of our business. Companies with whom we have such a relationship, including Remedy and Macola, refer their customers to us because we can provide an array of services that complement the products and services they offer. However, these companies may stop or substantially reduce referring business to us or they may decide to cooperate with our competitors and thereby adversely impact or eliminate the amount of referrals made to us. If these third party referrals cease or materially decrease, our sales will materially decline.

     IF WE ARE UNABLE TO OBTAIN KEY SOFTWARE APPLICATIONS AND HARDWARE COMPONENTS FROM CERTAIN VENDORS, WE WILL BE UNABLE TO DELIVER OUR SERVICES.

     We rely on third-party suppliers, including Microsoft, Citrix, and Cisco to provide us with key software applications and hardware components for our infrastructure. Certain components or applications are only available from limited sources. If we are unable to obtain these products or other services, including connectivity services, in a timely manner at an acceptable cost or at all, may substantially inhibit our ability to deliver our services.

     SOME OF OUR APPLICATION SERVICE PROVIDER SERVICE CONTRACTS GUARANTEE CERTAIN SERVICE LEVELS.

     Some of our application service provider contracts contain service guarantees that obligate us to provide our hosted applications at a guaranteed level of performance. To the extent we fail to meet those service levels we may be obligated to provide our customers certain services free of charge. If we continue to fail to meet these service levels, our application service provider customers have the right to cancel their contracts with us. These credits or cancellations will cost us money and damage our reputation with our customers and prospective customers.


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     RAPID GROWTH IN OUR BUSINESS DUE TO AN INCREASE IN THE NUMBER OF CUSTOMERS
PURCHASING OUR PRODUCTS AND SERVICES COULD STRAIN OUR OPERATIONAL AND FINANCIAL RESOURCES AND CAUSE US TO LOSE CUSTOMERS AND INCREASE OUR OPERATING EXPENSES.

     Any increase in the volume of users of our computer systems could strain the capacity of our software or hardware, which could lead to slower response times or system failures. Any future growth may require us, among other things, to:

     *    Expand and upgrade our hardware and software systems;
     * Expand and improve our operational and financial procedures, systems and controls;
     *    Improve our financial and management information systems;
     *    Expand, train and manage a larger workforce; and
     * Improve the coordination among our product development, sales and marketing, financial, accounting and management personnel.

     We cannot assure you that our current level of personnel, systems, and controls will be adequate to support future growth. Our inability to manage growth effectively or to maintain the quality of our products and services could cause us to lose customers and could materially increase our operating expenses.

     IF WE DO NOT INCREASE AWARENESS OF OUR PRODUCTS AND SERVICES, OUR ABILITY TO REACH NEW CUSTOMERS WILL BE LIMITED.

     Our future success will depend, in part, on our ability to increase awareness of our products and services. To do so, we must succeed in our marketing efforts, provide high-quality products and services, and increase traffic to our Website. If our marketing efforts are unsuccessful, or if we cannot increase our brand awareness, we may not be able to attract new customers and increase our revenues.

     WE DEPEND HEAVILY ON OUR MANAGEMENT TEAM THAT HAS LITTLE EXPERIENCE WORKING TOGETHER OR MANAGING A PUBLIC COMPANY.

     Our success depends, to a significant extent, upon the efforts and abilities of John P. Gorst, President, Chairman of the Board and Chief Executive Officer, as well as on the efforts of other officers and senior management. Loss of the services of any or all of our executive management team could materially adversely affect our business, results of operations and financial condition, and could cause us to fail to successfully implement our business plan. Also, our executive management team has worked together for less than two years. The short period of time that they have worked together, or their inability to work successfully together, may adversely affect our ability to manage growth. Moreover, our executive management team has a limited amount of experience managing a public company. Our executive management team may not be able to manage future growth, if any, or the demands of successfully operating a public company.

     THERE IS INTENSE COMPETITION FOR QUALIFIED TECHNICAL PROFESSIONALS AND SALES AND MARKETING PERSONNEL, AND OUR FAILURE TO ATTRACT AND RETAIN THESE PEOPLE COULD AFFECT OUR ABILITY TO RESPOND TO RAPID TECHNOLOGICAL CHANGE AND TO INCREASE OUR REVENUES.

     Our future success also depends upon our ability to attract and retain qualified technical professionals and sales and marketing personnel. Competition for talented personnel, particularly technical professionals, is intense. This competition could increase the costs of hiring and retaining personnel. We may not be able to attract, retain, and adequately motivate our personnel or to integrate new personnel into our operations successfully.


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     WE MAY NOT BE ABLE TO PROTECT OUR PATENTS, COPYRIGHTS, TRADEMARKS AND
PROPRIETARY AND/OR NON-PROPRIETARY TECHNOLOGY, AND WE MAY INFRINGE UPON THE PATENTS COPYRIGHTS, TRADEMARKS AND PROPRIETARY RIGHTS OF OTHERS.

     Our services are highly dependent upon proprietary technology, including, for example, our IQ Delivery System, which allows us to upgrade and manage the customer's computing environment, both at the data center and customer level. In addition, we rely on contracts, confidentiality agreements, and copyright, patent, trademark, and trade-secrecy laws to protect our proprietary rights in our technology. We have also obtained, or are pursuing, several trademark, copyright, and patent registrations for our various product names.
The protective steps we have taken may not be adequate to deter misappropriation of our proprietary information. In addition, some end-user license provisions protecting against unauthorized use, copying, transfer and disclosure of a licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. Failure to adequately protect our intellectual property could harm our brand name, devalue our proprietary content, and affect our ability to compete effectively. Furthermore, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition. Also, it is possible that our competitors or others will adopt product or service brands similar to ours, possibly leading to customer confusion.

     WE UTILIZE OPEN SOURCE SERVICES AND CODE FOR SOME PRODUCTS. WHILE WE CAN MODIFY OPEN SOURCE AND CHARGE FOR IT, WE MUST RELEASE CERTAIN CHANGES BACK TO THE OPEN SOURCE COMMUNITY, WHICH MAY INCLUDE COMPETITORS. THIS COULD NEGATIVELY AFFECT OUR ABILITY TO COMPETE EFFECTIVELY, AND HAVE A MATERIAL ADVERSE AFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Some of our technology, including our proprietary code, performs functions similar to technology available from third parties. Therefore, we could be subject to claims that our technology infringes the proprietary rights of third parties. Claims against us, even if without merit, could subject us to costly litigation and could divert the time and attention of our technical and management teams. A claim of infringement may require us, and our customers, to obtain one or more licenses from third parties. We cannot assure you that we or our customers will be able to obtain necessary licenses from third parties at a reasonable cost or at all. Any failure to obtain a required license could negatively affect our ability to do business.

     DISRUPTIONS TO THE DATA CENTER, OR TO THE OFFSITE BACKUP STORAGE FACILITIES OF THIRD PARTIES WITH WHOM WE DO BUSINESS, COULD MATERIALLY AFFECT OUR BUSINESS.

     The continued and uninterrupted performance of our computer systems, and of the backup storage facilities of third parties with whom we do business, is critical to our success. Any system failure that causes interruptions in our ability to deliver our products and services to our customers, including failures that affect our customers' abilities to access our hosted hardware, software, and stored data, could reduce customer satisfaction and, if sustained or repeated, would reduce the attractiveness of our services or result in material liabilities or costs.

     Our hardware and software hosting business strategy, including data backup and storage, depends on the consistent performance of the data center and those of third parties. We offer offsite back-up storage of data for all customers. The current data center, and those of third parties, may be vulnerable to interruption from fire, earthquake, flood, power loss, connectivity failures, vandalism and other malicious acts, and other events beyond our control, including natural disasters. If the data center is damaged in any way, a customer whose data is stored there may lose some or all data, despite routine backup procedures. Our operations are dependent on our ability to protect our computer system, and customer systems, applications and data against damages, including, but not limited to those from computer viruses, fire, earthquake, flood, power loss, connectivity failures, vandalism and other malicious acts, and other events beyond our control, including natural disasters. Damage to our computer system, or to the systems, applications, or data of our customers, could delay or prevent delivery of our products and result in the loss of our customers or in material liabilities. In addition, a failure of our telecommunication providers to provide the data communications capacity in the time frame required by us for any reason could cause interruptions in the delivery of our products. Substantially all of our computer and communications hardware is located at a single facility, and the loss of this hardware or the data it contains would cause severe business interruptions. In the event that we experience significant disruptions that affect the data center, we could lose customers or fail to attract new customers.

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


     WE COULD EXPERIENCE BREACHES OF SECURITY WHEN TRANSMITTING DATA TO OR FROM OUR CUSTOMERS, INCLUDING THE USE OF THIRD PARTY VENDOR SECURITY TECHNOLOGIES AND METHODOLOGIES.

     Our business depends upon our ability to securely transmit confidential information between the data center, third-party backup locations, and the servers of our customers, including the use of third-party vendor security technologies and methodologies. Despite our physical design and setup, and the implementation of a variety of security measures, there exists the risk that certain unauthorized access, computer viruses, accidental or intentional disturbances could occur. We may need to devote substantial capital and personnel resources to protect against the threat of unauthorized penetration of our delivery system or to remedy any problems that such penetration might cause. The occurrence of any of these events could cause us to lose customers, cause harm to our reputation, and expose us to material liability.

     WE DEPEND ON LICENSED SOFTWARE APPLICATIONS.

     We depend on contracts with third-party software manufacturers to allow their software applications to be hosted or run at the data center and provided to our customers. We have entered into non-exclusive agreements with third-party companies, including, but not limited to, Microsoft and Citrix that allow us to host some of their software applications at the data center or re-license their software applications to our customers. Under most of these agreements, the software manufacturer can terminate its relationship with us for any reason by giving us as little as 30 days notice. In these instances, the software manufacturer is not liable to us, or to our customers, for any damages resulting from termination. If our relationships with these software manufacturers are terminated, or if these or other software manufacturers do not allow our customers to obtain a license to operate the software application on the data centers, our ability to do business would be severely inhibited.

     THE HARDWARE AND SOFTWARE WE USE IS COMPLEX AND MAY CONTAIN DEFECTS.

     Our service offerings depend on complex hardware and software that may contain defects, particularly when initially introduced or when new versions are released. Although we test internal and third party software applications prior to deployment, we may not discover software defects that could affect our new or current services or enhancements until deployed. These defects could cause service interruptions or the loss of data, which could damage our reputation, increase our operating costs, impair our ability to generate or collect revenue, delay market acceptance or divert our management and technical resources. Any software modifications we perform as part of our integration services could cause problems in application delivery. Also, because we offer an open-source software solution to our customers, they are likely to hold us accountable for any problems associated with their software, even if the manufacturer caused the problem or defect. Typically, software manufacturers disclaim liability for any damages suffered as a result of software defects and provide only limited warranties. As a result, we may have no recourse against the providers of defective software applications.

     GROSS MARGINS ON CERTAIN PRODUCTS OR LINES OR BUSINESS MAY DECLINE OVER
TIME.

     Gross margins may be adversely affected by increases in material or labor costs, heightened price competition, changes in channels of distribution, or in the mix of products sold. We have recently introduced several new products, and we plan to release additional new products in the future. If warranty costs associated with new products are greater than we have experienced historically, gross margins may be adversely affected. Geographic mix, as well as the mix of configurations within each product group may also impact our gross margins.
We continue to expand third party and indirect distribution channels, which generally result in reduced gross margins. In addition, increasing third party and indirect distribution channels generally results in greater difficulty in forecasting the mix of our products, and to a certain degree, the timing of our orders.

     WE ARE INVOLVED IN, AND MAY BECOME INVOLVED IN, LEGAL PROCEEDINGS WITH FORMER EMPLOYEES, CONSULTANTS, AND OTHER THIRD PARTIES THAT, IF DETERMINED AGAINST US, COULD REQUIRE US TO PAY DAMAGES. THE PAYMENT OF DAMAGES COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND THEREFORE, OUR ABILITY TO ACHIEVE OUR BUSINESS PLAN.

     We are a party to a lawsuit, dated May 31, 2001, in which our former vice president of sales and marketing seeks payment for various claims in the amount of approximately $115,000. See "Legal Proceedings."

     We are a party to a lawsuit, dated August 6, 2001, in which one of our vendors seeks payment for goods and services provided in the amount of $20,760. See "Legal Proceedings."

     We have been served with a summons and complaint by a temporary staffing company which appears to threaten litigation against us. The allegations relate to their demand for payment of trade payables. See "Legal Proceedings."

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


     We have been served with a summons and complaint by our former landlords which appears to threaten litigation against us. The allegations relate to the default by us of our lease obligations. See "Legal Proceedings."

     We have been served with a summons and complaint by a temporary staffing company which appears to threaten litigation against us. The allegations relate to their demand for the payment of their trade payables. See "Legal Proceedings."

     We were also in negotiations with a vendor regarding its demands for the payment of trade payables. The parties have now reached a settlement of the matter. See "Legal Proceedings".

     We were also in negotiations with a former acquisition target regarding his demands for the repayment of a $14,000 loan. The parties have now reached a settlement of the matter.  See "Legal Proceedings".

     Certain of our vendors have also indicated that they might file suit against us if they do not receive satisfactory payment of their trade payables. See "Legal Proceedings."

     In the past, we have negotiated with third parties and entered into contracts, in the normal course of our business, with advisors, consultants and others based on business plans and strategies that we may no longer be pursuing. We believe that such negotiations were terminated and that those contracts are no longer effective. However, it is possible that the other parties to those negotiations and contracts could claim that we did not fulfill our obligations. If a court found that we are obligated under any of those contracts, arrangements or otherwise, we could be liable for an undeterminable amount of compensation or stock or both.

     If any such litigation occurs, it is likely to be expensive for us. If such suits are determined against us, and a court awards a material amount of cash damages, our business, results of operations and financial condition will be materially adversely affected. In addition, any such litigation could divert our management's attention and resources.

     WE PLAN TO GROW, IN PART, THROUGH MERGERS WITH AND ACQUISITIONS OF OTHER COMPANIES, HOWEVER, WE MAY NOT BE ABLE TO IDENTIFY, ACQUIRE, AND SUCCESSFULLY INTEGRATE FUTURE ACQUISITIONS INTO OUR OWN OPERATIONS, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR GROWTH AND OUR OPERATING RESULTS.

     Our business strategy contemplates that in addition to the acquisition mentioned above, we will seek a number of significant acquisitions within the next few years. While we have initiated discussions with at least one acquisition target, there is no assurance that we will complete any such acquisitions or, if we do complete acquisitions, whether we will successfully integrate these acquisitions into our business. In addition, there is no assurance that if we acquire any businesses, we will achieve anticipated revenue and earnings. Our failure to acquire suitable companies or to successfully integrate any acquired companies into our operations could materially affect our ability to maintain our business.

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


     MANY COMPANIES USE NAMES SIMILAR IN SOUND OR SPELLING TO "INSYNQ." INTELLECTUAL PROPERTY INFRINGEMENT CLAIM AGAINST US FOR THE USE OF THE NAME "INSYNQ", OR ONE SIMILAR IN SOUND OR SPELLING, EVEN IF WITHOUT MERIT, COULD BE EXPENSE TO DEFEND AN DIVERT MANAGEMENT'S ATTENTION FROM OUR BUSINESS. IF A CLAIM TO STOP US FROM USING OUR NAME IS SUCCESSFUL, WE WILL HAVE TO EITHER BUY THE RIGHT TO USE OUR NAME, WHICH MAY BE EXPENSIVE, OR CHANGE OUR NAME, WHICH MAY ALSO BE EXPENSIVE

     We are aware that other companies have claimed use of names similar to "Insynq" for products or services similar to our own. We are in the process of investigating the rights, if any, others may have to the name. In addition, we are attempting to register "Insynq" as a trademark in the United States, Europe, and Canada. However, we may not be able to obtain proprietary rights to the use of this name. We will incur expenses if called to defend our use of the "Insynq" name. Any such litigation, even if without merit, may be time consuming and expensive to defend. It also could divert our management's attention and resources and require us to enter into costly royalty or licensing agreements. In addition, if any company in our industry is able to establish a use of the "Insynq" name that is prior to our use, we could be liable for damages and could be forced to stop using the name unless we are able to buy the right to use the name. If we were unable to buy the right to use our name after we lose an infringement claim, we would have to change our name, which may require us to spend money to build new brand recognition and incur other costs. Third parties may assert other infringement claims against us. Any of these events could divert management attention and complicate our ability to do business.

     OTHERS MAY SEIZE THE MARKET OPPORTUNITY WE HAVE IDENTIFIED BECAUSE WE MAY NOT EFFICIENTLY EXECUTE OUR STRATEGY.

     If we fail to execute our strategy in a timely or effective manner, our competitors may be able to seize the marketing opportunities we have identified. Our business strategy is complex and requires that we successfully and simultaneously complete many tasks. In order to be successful, we will need to:

     * Negotiate effective strategic alliances and develop economically attractive service offerings;
     *    Attract and retain customers;
     *    Attract and retain highly skilled employees;
     *    Integrate acquired companies into our operations; and
     * Evolve our business to gain advantages in an increasingly competitive environment.

     In addition, although some of our management team has worked together for approximately one year, there can be no assurance that we will be able to successfully execute all elements of our strategy.

     OUR INDUSTRY IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY WITH CONTINUOUS IMPROVEMENTS IN BOTH COMPUTER HARDWARE AND SOFTWARE, AND RAPID OBSOLESCENCE OF CURRENT SYSTEMS. IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY, WE WILL NOT BE ABLE TO EFFECTIVELY SELL OUR SERVICES AND OUR SALES WILL MATERIALLY ADVERSELY DECLINE.

     We must continually buy new computer hardware and license new computer software systems to effectively compete in our industry. Our software delivery methodologies must be able to support changes in the underlying software applications that are delivered to our customers. The rapid development of new technologies increases the risk that current or new competitors could develop products or services that would reduce the competitiveness of our products or services. We rely on software providers to produce software applications that keep pace with our customers' demands.

     There is no assurance that we will successfully develop or adopt new technologies, introduce new services or enhance our existing services on a timely basis, or that new technologies, new services or enhancements we use or develop will achieve market acceptance. If we fail to address these developments, we will lose sales to our competitors.

     ALTHOUGH OUR CURRENT OPERATIONS INCLUDE OPERATING AS A TECHNOLOGY-FOCUSED COMPANY, OUR PREVIOUS BUSINESS ACTIVITIES INCLUDED GAMING, NATURAL RESOURCE MINING, AND EXPLORATION. AS A RESULT, WE MAY BE EXPOSED TO UNKNOWN ENVIRONMENTAL AND OTHER LIABILITIES THAT COULD REQUIRE US TO EXPAND OUR FINANCIAL RESOURCES AND MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     The assets of a predecessor company were acquired by a publicly-traded company that was engaged, prior to August 1999, in gaming, and prior to 1993, in natural resource exploration and development, including mining, and oil and gas. We no longer own any mining, oil and gas, or gaming-related assets.
The mining, mineral processing, and oil and gas industries are subject to extensive governmental regulations for the protection of the environment, including regulations relating to air and water quality, site reclamation, solid and hazardous waste handling and disposal and the promotion of occupational safety. We could be held responsible for any liabilities relating to our previous involvement in gaming, mining or oil and gas exploration and development, which liabilities would result in our spending our cash resources.

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


     RELIABILITY OF MARKET DATA.

     Market data used within this report was obtained from internal sources and from industry publications. Such industry publications typically contain a statement to the effect that the information contained therein was obtained from sources considered to be reliable, but that the completeness and accuracy of such information is not guaranteed. While we believe that the market data presented herein is reliable, we have not independently verified such data. Similarly, market data supplied by internal sources, which we believe to be reliable, has not been verified by independent sources.

     THIRD PARTY REPORTS AND PRESS RELEASES

     We do not make financial forecasts or projections, nor do we endorse the financial forecasts or projections of third parties or comment on the accuracy of third party reports. We do not participate in the preparation of the reports or the estimates given by analysts. Analysts who issue financial reports are not privy to non-public financial information. Any purchase of our securities based on financial estimates provided by analysts or third parties is done entirely at the risk of the purchaser.

     We periodically issue press releases to update stockholders on new developments relating to Insynq and our business. These releases may contain certain statements of a forward-looking nature relating to future events or our future financial performance. Readers are cautioned that such statements are only predictions, and actual events or results may materially differ with those statements. In evaluating such statements, readers should specifically review the various risk factors described herein, among others we identify in documents we file with the SEC, which could cause actual results to differ materially from those indicated by such forward-looking statements.

RISKS RELATED TO OUR INDUSTRY

     THE FAILURE OF THE INTERNET TO GROW OR REMAIN A VIABLE COMMERCIAL MEDIUM COULD HARM OUR GROWTH.

     Our success depends in large part on the maintenance of the Internet infrastructure as a reliable network frame that provides adequate speed, data capacity, and security. Our success also depends on the timely development of products, such as high-speed modems, that enable reliable Internet access and services. The Internet may continue to experience significant growth in the number of users, frequency of use and amount of data transmitted. The Internet infrastructure may not be able to support the demands placed on it and the performance or reliability of the Internet may be adversely affected by this continued growth. In addition, the Internet could lose its commercial viability if the number of people who use the Internet does not continue to grow.
A number of factors, including unreliable service, unavailability of cost-effective, high-speed access to the Internet or concerns about security, could impede this growth. The infrastructure or complementary products and services necessary to maintain the Internet, as a viable commercial medium may not be developed, and, as a result, the Internet may not continue to be a viable commercial medium for us.

     IF THE GOVERNMENT ADAPTS REGULATIONS THAT CHARGE INTERNET ACCESS FEES OR IMPOSE TAXES ON SUBSCRIPTIONS TO OUR WEB-BASED PRODUCTS, OUR OPERATING EXPENSE WILL INCREASE.

     Currently there are few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted that address issues such as pricing and the characteristics of products and services. In addition, several connectivity companies have petitioned the Federal Communications Commission to regulate Internet and on-line service providers in a manner similar to long-distance telephone carriers and to impose access fees on them. This regulation, if imposed, could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the Internet. Finally, state tax laws and regulations relating to the provision of products and services over the Internet are still developing. A few states have tried to impose taxes on products and services provided over the Internet. If additional states try to do so, our operating costs may increase and we may not be able to increase the price that we charge for our products to cover these costs. Any new laws or regulations or new interpretations of existing laws and regulations relating to the Internet could decrease the growth in the use of the Internet, decrease the demand for traffic on our Website, increase our operating expenses, or otherwise adversely affect our business.

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


     OUR INDUSTRY IS RAPIDLY CHANGING.

     Our industry is characterized by rapidly changing technology with continuous improvements in both computer hardware and software. If we do not respond effectively and on a timely basis to rapid technological change in our industry, we will not be able to effectively sell our services and our sales will materially decline. We must continually purchase new computer hardware and license new computer software systems to effectively compete in our industry. In addition, our software delivery methodologies must be able to support changes in the software applications that are delivered to our customers.
The rapid development of new technologies increases the risk that current or new competitors could develop products or services that would reduce the competitiveness of our products or services. And moreover, we rely on software providers to produce software that keeps pace with our customers' demands.

     We may not successfully develop or adopt new technologies, introduce new services or enhance our existing services on a timely basis; in addition, new technologies, services, or enhancements we use may never achieve market acceptance. If we fail to address these developments, we will lose sales to our competitors.

RISKS RELATED TO OUR COMMON STOCK

     ANTI-TAKEOVER ACTIONS AND/OR PROVISIONS COULD PREVENT OR DELAY A CHANGE IN CONTROL.

     Provisions of our certificate of incorporation and bylaws and Delaware law may make it more difficult for a third party to acquire us, even if so doing would be beneficial to our stockholders. These include the following:

     * Our board of directors is authorized to issue of up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders, which may be used by the board to create voting impediments or otherwise delay or prevent a change in control or to modify the rights of holders of our common stock;

     * Our board of directors is authorized to issue of up to 10,000,000 shares of class A common stock pursuant to which the holders of such stock are entitled to three (3) votes for each share held, on all matters submitted to stockholders, which voting power may be used by the holders of such stock to create voting impediments or otherwise delay or prevent a change in control or to modify the rights of holders of our common stock;

     * A prohibition on cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect directors;

     * Our articles of incorporation provide that Section 203 of the Delaware General Corporation Law, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale of other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associated, owns, or within three years prior, did own, 15% or more of our voting stock; and

     * Limitations on who may call annual and special meetings of stockholders.

     CONTROL BY OFFICERS AND DIRECTORS COULD HAVE AN ADVERSE EFFECT ON OUR STOCKHOLDERS.

     As of September 4, 2001, our directors, executive officers, and their affiliates beneficially owned approximately 41% of our outstanding common stock. John P. Gorst, our chairman of the board, chief executive officer and president, beneficially owns approximately 25.2% of our outstanding common stock and M. Carroll Benton, our chief administrative officer, secretary and treasurer beneficially owns approximately 16.0% of our outstanding common stock. As a result, these stockholders, acting together and with others, have the ability to potentially control substantially all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation, takeover or other business combination involving us, and to control our management and affairs. This may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could materially adversely affect the market price of our common stock.

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


     THE VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT OUR STOCKHOLDERS.

     There currently is a public market for our common stock, but there is no assurance that there will always be such a market. The trading price of our common stock is highly volatile and could be subject to wide fluctuations in response to factors such as:

     *    Actual or anticipated variations in quarterly operating results;
     *    Announcements of technological innovations;
     * New sales methodologies, contracts, products or services by us or our competitors;
     *    Changes in financial estimates by securities analysts;
     * Announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
     *    Additions or departures of key personnel;
     *    Sales of common stock; or
     * Other general economic or stock market conditions, many of which are beyond our control.

     In addition, the stock market in general, and the market for Internet-related and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stock were at or near unprecedented levels in the past year; however, such levels have recently given way to a depressed stock price for technology companies, and there can be no assurance that these trading prices will increase again. Such fluctuation may materially adversely affect the market price of our common stock, regardless of our operating performance. Historically, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. The institution of similar litigation against us could result in substantial costs and a diversion of our management's attention and resources.


                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain forward looking statements. Generally, these forward-looking statements include but are not limited to statements about our plans, objectives, expectations, intentions and other statements contained in this prospectus that are not historical facts. You can identify these statements by forward-looking words, such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "may," "will" and "continue" or similar words. You should read statements that contain these words carefully because they may discuss our future expectations contain projections of our future results of operations or of our financial condition or state other forward-looking information.
We caution readers that these forward-looking statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control and may influence the accuracy of the statements and projections upon which the statements are based. The factors listed in the sections captioned "Risk Factors" as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.


                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus. If all currently outstanding warrants to purchase the shares of common stock offered for resale in this offering were exercised, for cash (instead of pursuant to the cashless feature contained in such warrants, Insynq would receive aggregate gross proceeds of approximately $96,000.

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


     The net proceeds, if any, that we receive from the exercise of warrants will be used for working capital and general corporate purposes. We may also use all or a portion of the net proceeds for the acquisition of businesses, products and technologies or otherwise to enter into strategic alliances.
We reserve the right to change the use of the net proceeds if unanticipated developments in our business, business opportunities, or changes in economic, regulatory or competitive conditions, make shifts in the allocations of proceeds necessary or desirable.


                             SELLING STOCKHOLDERS

     This prospectus relates to the offer and sale by the following selling stockholders of the indicated number of shares, all of which are issuable pursuant to warrants and/or convertible debentures held by these selling stockholders. We are not aware that any of these selling stockholders has any plan, arrangement, understanding, agreement, commitment or intention to sell their securities. See "Plan of Distribution." None of the following selling stockholders has held any position or office within Insynq, nor has had any other material relationship with us in the past three years, Other than in connection with the transactions pursuant to which the selling stockholders acquired the warrants and rights to conversion.

     Of the 34,997,237 shares of common stock offered by this prospectus, none of the shares are issued and outstanding as of September 4, 2001, and all of the shares have been reserved for issuance by us to the selling stockholders upon (i) the conversion of shares of outstanding convertible debentures and
(ii) the exercise of outstanding common stock warrants. Such registered shares represent a good faith estimate of the number of shares that could be issuable pursuant to such warrants and debentures. Should our conversion ratio result in our having insufficient shares registered, we will file a new registration statement to cover the resale of such additional securities. We have also registered as part of this offering an additional indeterminate number of shares of our common stock that we may be required to issue to the selling stockholders upon the conversion or exercise of the outstanding convertible debentures and common stock warrants as a result of the anti-dilution provisions of the respective securities. We are registering all of the share of common stock offered for sale pursuant to this prospectus pursuant to certain registration rights obligations.

     All of these shares will be acquired by the selling stockholders pursuant to the exercise by AJW partners, LLC, New Millennium Capital Partners II, LLC and AJW/New Millennium Offshore, Ltd. of up to $1,200,000 in secured convertible debentures and warrants to purchase up to 2,400,000 shares of common stock, in the aggregate, in accordance with the terms of that certain Securities Purchase Agreement dated June 29, 2001.

     As stated under the caption "Need for Additional Capital," in order to execute our long-term and short-term strategic plans and to continue our operations, we need to continue to raise funds through public or private debt or equity financings. Consistent with this approach, we entered into a consulting agreement with The N.I.R. Group, LLC to help us raise funds, which agreement is more fully explained in this document under the caption "Sales of Unregistered Securities." On June 29, 2001, through NIR's efforts, we completed such an equity financing with the selling stockholders named in this prospectus.

     Under the Securities Purchase Agreement, we will receive up to $1,200,000 from the selling stockholders, and they will received in return a corresponding amount of convertible debentures and 2,400,000 warrants. The terms of the debentures provide for full payment on or before June 29, 2002, with interest of 12% per annum, which may be converted at any time at the lesser of
(i) $0.18 or (ii) the average of the lowest three trading prices during the twenty trading days immediately prior to the date the conversion notice is sent, divided by two. The terms of the warrants entitle each selling stockholder to purchase shares of our common stock at a price equal to the lesser of (i) $0.04 per share and (ii) the average of the lowest three trading prices during the twenty trading days immediately prior to exercise, at any time after June 29, 2001 and before June 29, 2003. Under the related Registration Rights Agreement, we agreed to register all of the share underlying such convertible debentures and warrants to allow the selling stockholders to sell them in a public offering or other distribution.


                                    - 17 -
===============================================================================

     As of September 4, 2001, (i) $650,000 of the debentures have been issued, none of which have been converted, and (ii) 1,300,000 of the warrants have been issued, none of which have been exercised. Pursuant to the terms of the Securities Purchase Agreement, upon the registration statement registering the shares subject to the debentures and warrants being declared effective by the SEC, the remaining $550,000 of debentures and 1,100,000 warrants will be issued to the selling stockholders. If all debentures were issued and converted and all warrants were issued and exercised on September 4, 2001, a total of 44,444,444 debentures and 2,400,000 warrants would have been issued and outstanding.

     The following table sets forth certain information about the selling stockholders for whom we are registering shares of common stock for resale to the public. The information in the table assumes no sales are effected by the selling stockholders other than pursuant to this registration statement, and that all shares of common stock being registered pursuant to this registration statement are sold.
                         NUMBER OF     NUMBER OF
                          SHARES        SHARES       NUMBER OF
                       BENEFICIALLY      BEING        SHARES         PERCENT
                        OWNED PRIOR   REGISTERED    BENEFICIALLY   BENEFICIALLY
                        TO OFFERING      UNDER      OWNED AFTER     OWNED AFTER
        NAME            FOR RESALE     OFFERING      OFFERING        OFFERING
-------------------     ----------    ----------    ----------      ----------
AJW Partners, LLC       11,665,747    11,665,747          0               0

New Millennium          11,665,745    11,665,745          0               0
Capital Partners II,
LLC

AJW/New Millennium      11,665,745    11,665,745          0               0
Offshore, Ltd.

     The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. Should the conversion ratio result in our not having sufficient shares registered, we will not rely on Rule 416 to cover such shares, but will file a new registration statement to cover such resale of additional securities should that become necessary. Under the terms of the debentures, if the debentures had actually been converted on September 4, 2001, the conversion price would have been $0.035. Under the terms of the warrants, if the warrants had actually been converted on September 4, 2001, the exercise price would have been $0.04.

     Under the terms of the debentures and the related warrants, the debentures are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of debentures or unexercised portions of the warrants) would not exceed 4.9% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. This limitation on ownership may be waived with 61 days notice to Insynq. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.


                                    - 18 -
===============================================================================

     Of the shares of common stock covered by this prospectus, none have been issued and the related warrants, and convertible debentures with rights to conversion, remain outstanding.

     In connection with the issuance of convertible debentures and warrants to certain selling stockholders, we agreed to file and use our best efforts to cause to be declared effective the registration statement of which this prospectus is a part.

     We have agreed to indemnify certain of the selling stockholders against some expenses, claims, losses, damages and liabilities (or action in respect thereof). We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, blue sky expenses, printing expenses, accounting fees, administrative expenses and our own counsel fees.


                             PLAN OF DISTRIBUTION

     The shares being offered by the selling stockholders or their respective pledges, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:

     * on the Over-the-Counter Bulletin Board or on such other market on which the common stock may from time to time be trading;

     *    in privately-negotiated transactions;

     *    through the writing of options on the shares;

     *    short sales; or

     *    any combination thereof.

     The sale price to the public may be:

     *    the market price prevailing at the time of sale;

     *    a price related to such prevailing market price;

     *    at negotiated prices; or

     * such other price as the selling stockholders determine from time to time.

     The shares may also be sold pursuant to Rule 144. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders or their respective pledges, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker/dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

     The selling stockholders, alternately, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.


                                    - 19 -
===============================================================================

     The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders or their respective pledges, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

AMENDMENT AND SUPPLEMENTATION NECESSITATED BY FUTURE SALES

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealer or other financial institutions. In connection with these transactions, broker-dealer or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders.
The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of the shares offered in this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge their shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     In effecting sales, brokers, dealers or agents engaged by the selling stockholders may arrange for other brokers or dealers to participate.
Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. These brokers or dealers, the selling stockholders, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.


OTHER INFORMATION REGARDING FUTURE SALES

     In order to comply with the securities laws of some states, if applicable, the shares being offered in this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares may not be sold unless they have been registered or qualified for sale in the applicable state or a seller complies with an available exemption from the registration or qualification requirement.

     We will make copies of this prospectus available to the selling stockholders and will inform them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act.


                                    - 20 -
===============================================================================

     At the time a particular offer of shares is made, if required, a prospectus supplement will be filed and distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a prospectus supplement will be filed and distributed.

PAYMENT OF EXPENSES

     We will pay all the expenses related to the registration of the shares offered by this prospectus, except for any underwriting, brokerage or related fees, discounts, commissions or the fees or expenses of counsel or advisors to the selling stockholders.


               MARKET PRICES OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock currently trades on the OTC Bulletin Board under the symbol "ISNQ." Until August 3, 2000, our common stock was traded on the OTC Bulletin Board under the symbol "XCLL." The following table sets forth, for the periods indicated, the high and low bid and ask prices for the common stock as reported on the OTC Bulletin Board. The table gives effect to our two-for-one stock split that occurred on August 3, 2000. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

                                             BID                   ASK
 FISCAL                               -----------------     -----------------
  YEAR             QUARTER             HIGH       LOW        HIGH       LOW
--------     --------------------     ------     ------     ------     ------
  2000       August 31, 1999           0.01        +         0.05       0.05
             November 30, 1999         0.04       0.01       0.12       0.05
             February 29, 2000         N/A        N/A        N/A        N/A
             May 31, 2000             10.00       2.00      12.75       2.06

  2001       August 31, 2000           6.25       1.75       6.38       0.06
             November 30, 2000         2.50       0.69       2.75       0.72
             February 28, 2001         0.94       0.31       1.00       0.31
             May 31, 2001              0.72       0.05       0.81       0.08

     +    Less than $0.01.

     On September 4, 2001, the last reported sale price for our common stock on the OTC Bulletin Board was $0.05 per share. On September 4, 2001, there were 979 stockholders of record of our common stock.

     Holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available therefor.
We have never paid cash dividends on our common stock, and management intends, for the immediate future, to retain any earnings, if any, for the operation and expansion of our business. Any future determination regarding the payment of dividends will depend upon results of operations, capital requirements, our financial condition and such other factors that our board of directors may consider.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. The statements contained in this report that are not historical facts, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute "forward-looking statements." Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon us. Our actual results could differ materially from those anticipated for many reasons, including risks faced by us described in this prospectus under "Risk Factors."


                                    - 21 -
===============================================================================

OVERVIEW

     Insynq, Inc. was incorporated in the state of Washington on August 31, 1998. We are a development stage company that provides Internet appliances, known as customer premise equipment, managed and hosted software services, Web hosting services, Web-based local and wide area networks, and access to Internet marketing assistance and related equipment and services. These products and services are offered a components or as an integrated whole, either sold directly or on a fee or subscription basis.

     In late 1999, Insynq decided to seek out a combination with a public company. On February 18, 2000, Xcel Management, Inc., a publicly held company, and Insynq closed an asset purchase transaction in which Xcel acquired substantially all of the assets of Insynq. Xcel continued to develop the business of Insynq, and on August 3, 2000, at a special meeting of Xcel's stockholders, Xcel completed a re-incorporation merger with its wholly owned subsidiary, Insynq, Inc., a Delaware corporation. Today, as a combined and surviving entity, Insynq, Inc. continues to develop and the IQ Utility Service while incorporating the customer premise equipment developed as part of the IQ Delivery System.

     We target small and medium enterprises and the high-end segment of the small office and home office market for the sale of hardware and hosted software and access to Internet-related services. The products and services are provided by developing a customer subscriber base that adopts a cost-effective, on-line solution to building and maintaining an information technology system through the adoption of "Web-based" computing as an alternative to both traditional local wide area networks and traditional client-server implementations. Generally, we market our self as an Internet utility company that can cost-effectively provide all of the computer software, hardware, connectivity and Internet- access needs for its customers.

     We currently have several independent software vendors' products on line using the IQ Data Utility Service computing services and anticipate signing various agreements with additional organizations in the next few months.
We expect to increase the subscriber base through these respective sales channels. Software vendor relationships currently in place include Microsoft Corporation, Network Associates, Inc./McAfee, Remedy Corporation, Macola Software, and Novell, Inc.

     The complete IQ Delivery System and Internet Utility Service includes managed network and application services, and can span from a customer's keyboard to the data center. Insynq provides certain equipment, which is kept on its customer's premises, including a simplified, diskless workstation or thin client, and a multi-function router, our IQ Delivery System, which is entirely managed and maintained by us. The system can also include Internet-access services provided by us or by a user selected telecommunications partner/provider. The final piece of the system is the data center, which is located in Tacoma Washington. This facility, with redundant power, bandwidth, and cooling, houses the server equipment and routers. While this is the recommended configuration for customer use to take advantage of the full services, customers are free to choose which components they use.

     In the process of developing the IQ Delivery System, our management believes we have acquired valuable technological expertise. We have created new methodologies and produced proprietary hardware and software that is believed to be essential to the configuration and effective management of Internet-based networks and outside deployment of shared software applications

RESULTS OF OPERATIONS

     During the year ended May 31, 2000 (Fiscal 2000), we had limited active operations, and therefore, we believe that a comparison of the results of operations of Fiscal 2000 to the year ended May 31, 2001 (Fiscal 2001) has limited value for evaluating trends and/or as a basis for predicting future results.

     We incurred a net loss of $14,075,218 for Fiscal 2001 and a $3,778,867 loss for Fiscal 2000. The respective fiscal year losses resulted primarily from: (1) providing discounted or free services as we test- marketed our products and services, (2) initial network, infrastructure, and research and development costs associated with start-up operations, (3) increases in salaries and related benefits, reflecting headcount increases in our technical, development, sales, marketing, finance, accounting, and administrative staff,
(4) increased professional and consulting fees, and (5) the issuance of warrant and options for services.


                                    - 22 -
===============================================================================

     Total revenue for Fiscal 2001 was $493,008, an increase of $257,200 over Fiscal 2000. The primary sources of Fiscal 2001 revenue includes: (1) seat subscription revenue of $379,423, (2) managed software and support service revenue of $76,208, and (3) hardware and software sales revenue of $9,975.
We expect future revenue from all sources to trend away from our practice of providing discounts and free offerings experienced in Fiscal 2001 as we continue to develop our sales and implement our sales and marketing strategies, increase consumer understanding and awareness of our technology and prove our business model.

     Our continued growth is significantly dependent upon our ability to generate sales relating to our subscription and managed software services. Our main priorities relating to revenue are: (1) increase market awareness of our products and services through our strategic marketing plan, (2) growth in the number of customers and seats per customer, (3) continue to accomplish technological economies of scale, and (4) continue to streamline and maximize efficiencies in our system implementation model.

COSTS AND EXPENSES

     During Fiscal 2001, we recorded direct costs of services of $1,258,932, an increase of $469,025 over the limited operations experienced in Fiscal 2000. Network and infrastructure costs were $154,445 for Fiscal 2001, which is an increase of $60,142 from Fiscal 2000.

     Selling, general, and administrative costs increased to $4,572,004 in Fiscal 2001, an increase of $2,715,782 over Fiscal 2000. The increase is a direct result of: (1) the continuing build-out of our infrastructure, including hiring management and support staff, (2) the development of the sales and delivery systems, (3) continued increase of professional and consulting fees, and (4) the issuance of options and warrants. In addition, non-cash compensation and service expense for Fiscal 2001 and 2000 was $4,242,072 and $1,116,666, respectively, which is the fair value of common stock, options and warrants issued for services.

     Total interest expense increased to $3,941,175 during Fiscal 2001 versus $98,611 in Fiscal 2000. The increase was due primarily to: (1) accounting for non-cash interest recognized on the fair value of warrants issued with notes payable and convertible debentures, (2) interest recognized for the beneficial conversion features on the conversion of debentures and notes payable,
(3) for the reductions in the original conversion prices offered significantly below the fair market value of the common stock on the conversion dates, and
(4) capitalized equipment lease obligations. Accounting for non-cash interest resulted in $3,680,583 and $23,600 of the reported expense for Fiscal 2001 and 2000, respectively.

     Other income decreased $35,217 during the same time periods, primarily due to trademark revenue that commenced in Fiscal 2000.

LIQUIDITY AND CAPITAL RESOURCES

     Insynq had cash and cash equivalents of $26,900 as of May 31, 2001, and $106,806 at May 31, 2000, and a deficit in working capital of $4,111,060 and $441,029 at the same dates, respectively. For Fiscal year ended May 31, 2001, Insynq used cash in its operating activities and investing activities totaling $3,711,974 and $2,809,240, respectively.

     We finance our operations and capital requirements primarily through private debt and equity offerings. For the twelve months ended May 31, 2001, we received cash totaling $2,929,887 from the issuance of notes payable and convertible debentures, most of which were converted into common stock as of May 31, 2001. For the same period ending May 31, 2000, we received cash totaling $100,000 from a stockholder advance. During Fiscal 2001, we received $734,320 and $2,853,402 during Fiscal 2000, from the sale of common stock and the issuance of common stock for the exercise of options and warrants.


                                    - 23 -
===============================================================================

     On June 29, 2001, the Company entered into a private financing transaction with three investors under which the investors initially purchased $550,000 from a total of $1,200,000 12% convertible debentures. The debentures are convertible into shares of common stock at the lesser of (i) $0.18 or (ii) the average of the lowest three trading prices on the twenty trading days prior to the notice of such conversion, divided by two. The common stock carry attached warrants that allow the investor, under the terms of the warrants, to purchase up to 2,400,000 shares of common stock at $0.04 per share. Terms of the debentures provide for full payment on or before June 29, 2002, with accrued interest of 12% per annum. Proceeds from this initial transaction, net of fees, were $465,000. Upon the filing of this registration statement, we received an additional $100,000 less fees. We anticipate receiving the remaining $550,000, less fees, upon this registration statement being declared effective by the SEC. Management believes that the likelihood of receiving the remaining $550,000 is very good. However, our continuation as a going concern is dependent on our ability to obtain additional financing and generate sufficient cash flow from operations to meet our obligations on a timely basis.

     From June 1, 2001 through September 4, 2001, we raised additional funding of $92,000 through the exercise of options and a promissory note.

     As of September 4, 2001, we were late in payment of certain creditor trade payables of $650,978. In June 2001, our management negotiated either substantial reduction of amounts owed or negotiated more favorable long-term payment plans. We offered three payment plans: (1) seventy percent reduction in the amount owed with payment due in one installment; (2) fifty percent reduction of the amount owed with payment in twelve installments; and
(3) no reduction of the amount owed with payment in twenty-four installments. We believe that these negotiations were well received by our vendors. As of September 4, 2001, creditors whose payables totaled $432,351 (including the discounts described above) have accepted such plans as follows: (i) $55,964 in trade payables have accepted option 1; (ii) $2,887 have accepted option 2;
(iii) $125,308 have accepted option 3; and (iv) $175,133 have accepted various payment plans of varying time periods ranging from 2-18 months. In addition, vendors forgave $75,659 in trade payables.

     We lease equipment under a capital leases expiring in 2003. Our principal capital lease obligation for computer hardware, printers and related infrastructure is in default in the amount of $668,136. We have initiated discussions to restructure this obligation and, given the current market conditions, believe we will be successful in such attempt. If we are unable to successfully restructure this obligation, options remain open to us including, for example, returning the equipment and purchasing new equipment on the open
market.   However, there can be no assurance that we will able to locate other equipment or raise the funds necessary to make such purchases. In addition, if all other methods fail, we might be able to outsource our data center function; however, there is no assurance that such methods will be available to us on favorable terms, or at all. If this were to occur then we may be unable to deliver to our customers their contracted services.

     In addition, approximately $493,000 of business and payroll taxes are delinquent, plus $103,000 of related assessed penalties and interest. We and the Internal Revenue Service have informally agreed to a payment plan for the past due taxes, subject to our remaining current on all future payroll tax deposits. We have also been in contact with other respective taxing authorities to initiate payment plans in settlement of their respective past due taxes. There can be no assurances, however, that we will be able to continue to meet the terms informally agreed to with the Internal Revenue Service or negotiate terms with other taxing authorities. If we are unsuccessful, the taxing authorities could obtain a lien against some or all of our assets. Should this occur, we likely would be forced to cease our operations.

     We currently have no material commitments for capital requirements. If we are forced to purchase new equipment to replace the equipment we currently lease, any new lease would constitute a material capital commitment; however, we are currently unable to quantify such amounts. If this occurs, we will attempt to raise the necessary finances to make such purchases, but there is no assurance that we will be able to do so. Without the ability to quantify these amounts, we nonetheless believe that it would have a material impact on our business and our ability to maintain our operations.

     Additionally, two liens have been filed by two different states for past due taxes, plus accrued penalties and interest. One lien, for approximately $28,000, is to the State of Utah for prior year's income taxes assessed to the predecessor company of Insynq, Inc. This amount is in dispute and amended returns to correct this deficiency have been filed. The second lien, for approximately $5,500, is to the State of Washington and has been subsequently paid in full.


                                    - 24 -
===============================================================================

     Since September 2000, we began implementation of an internal cost restructuring of our operations, both in sales and marketing, as well in the executive management team, and other critical cost-cutting measures.
In June 2001, we negotiated with many of our vendors to materially reduce amounts owed or attain more favorable long-term payment terms. As a result of these measures, we have tightened the controls over our use of cash and, additionally, have taken steps to improve the billing and collection process. Our management forecasts the effects of these changes will result in a substantial improvement of monthly cash flows. In addition to these changes, we have implemented a marketing program through our recently developed accounting vertical, which has dramatically reduced customer acquisition costs. The combination of the internal restructuring efforts and increased operational efficiencies will allow us to move toward profitability and to achieve our business plan and goals. We are also aggressively pursuing opportunities to merge and/or acquire compatible companies with which to leverage management, financial and operational resources. We believe these changes and strategies will position us well for future opportunities.

     We have recently signed several sales and marketing agreements.
In particular, an agreement with an accounting affiliation of approximately 60,000 subscribers has recently been finalized. The adoption of the IQ Data Utility Service Provider solution by these and other accountants is providing access to professional accounting organizations and their client bases.
There can be no assurance that our entering into this agreement will substantially increase our monthly recurring revenues. In addition, we are currently negotiating with two large national corporations to provide hosting and application services. The immediate performance in this market indicates that use of enabling technologies for accounting on-line and business process outsourcing is gaining momentum. There can be no assurances, however, that we will successfully negotiate and execute these agreements.

     We believe that technology outsourcing, focused on business fundamentals, such as finance, accounting, customer relationship management and sales force automation, will be the primary adopters of application service provider and managed service solutions in the next year. We are focusing all possible resources in developing our domain expertise in these areas to gain additional leverage and build broader service offerings that compliment our current services already being delivered to those markets.

     We cannot be sure that we will be able to obtain the additional financing to satisfy the cash requirements or to implement the growth strategy on acceptable terms, or at all. If we cannot obtain such financing on acceptable terms, the ability to fund the planned business expansion and to fund the on-going operations will be materially adversely affected. Presently, our management is pursuing a variety of sources of debt and equity financing.
If debt is incurred, the financial risks associated with the business and with owning our common stock could increase. If enough capital is raised through the sale of equity securities, the percentage ownership of the current stockholders will be diluted. In addition, any new equity securities may have rights, preferences, or privileges senior to those of the common stock.

     Our continuation as a going concern is currently dependent on our ability to obtain additional financing, acquire strategic business entities and generate sufficient cash flow from our operations to meet, and in certain cases, restructure certain obligations on a timely basis. We also believe the need for additional capital going forward will be met from public and private debt and equity offerings. In essence, future operations will be dependent upon our ability to secure sufficient sources of financing, continuation of adequate vendor credit and increased sales of services.

     We currently have no arrangements or commitments for accounts or accounts receivable financing. We believe our need for additional capital going forward will be met from private debt and equity offerings, and, increasingly, from revenues from operations as we continue to implement our strategic plan; however, future operations will be dependent upon our ability to secure sufficient sources of financing and adequate vendor credit. However, there can be no assurance that we will achieve any or all of these requirements.

     We are currently developing and refining our acquisition and expansion strategy. If we expand more rapidly than currently anticipated, if our working capital needs exceed our current expectations, or if we consummate acquisitions, we will need to raise additional capital from equity or debt sources. We cannot be sure that we will be able to obtain the additional financings to satisfy our cash requirements or to implement our growth strategy on acceptable terms or at all. If we cannot obtain such financings on terms acceptable to us, our ability to fund our planned business expansion and to fund our on-going operations will be materially adversely affected. We are presently pursuing a variety of sources of debt and equity financings. If we incur debt, the risks associated with our business and with owning our common stock could increase. If we raise capital through the sale of equity securities, the percentage ownership of our stockholders will be diluted. In addition, any new equity securities may have rights, preferences, or privileges senior to those of our common stock.


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                                 OUR BUSINESS

     Except for historical information, the following description of our business contains forward-looking statements based on current expectations that involve risks and uncertainties. Our actual results could differ materially from those set forth in these forward-looking statements as a result of a number of factors, including those set forth in this prospectus under the heading "Risk Factors."

GENERAL

     We are an application service provider, or ASP and we have been delivering outsourced software application hosting and managed information technology services through our IQ Data Utility Service and IQ Delivery System since 1997. We host software applications on our servers located at the data center, rent computing services to our customers for a monthly fee, and perform remote management and maintenance of our customers' servers from our network operations center. Our customers connect to our facilities over the Internet, through a dedicated telecommunications line or by wireless connection. Our goal is to provide our services with the speed, simplicity and reliability of a utility service. Like a utility company, we allow business customers to "turn on", or access, their software applications and data instantly through any web enabled computer, regardless of operating system. Our current 765 users can freely access their software and data in real time from any computer, anywhere in the world.

     We provide our customers with the tools necessary to implement business workflow and process ideas quickly and cost effectively. We make it possible for many businesses to take advantage of technology solutions that have typically been reserved for larger business enterprises. These solutions enable our customers to benefit from reliable, high-quality technology operations, which can grow to accommodate increasing business needs, and can be delivered without undertaking the difficulty and expense associated with building the required expertise in-house.

     We provide our services through our IQ Data Utility Service and IQ Delivery System, which allows us to consistently deploy our customers operations across multiple locations and to maintain those services through our centralized operations center. Among other things, our services enable our customers to:

     * Quickly expand their Internet presence as business opportunities arise in new geographies; and

     * Efficiently incorporate new technologies into their existing business operations as these technologies evolve.

     The application service provider model of distributing computer processing services over the Internet has proven itself to deliver a lower total cost of ownership as compared to building and maintaining physically separated information technology systems. This due in part to the increasing complexities of successfully deploying and maintaining the various components of software solutions, as well as the hardware and connectivity required for a successful Internet business operation. In addition, the in-house expertise required to meet these challenges is significant and typically requires a host of technical specialists.

     We target small and medium enterprises and the high-end segment of the small office and home office market for the sale of hardware and hosted software and access to Internet-related services. The products and services are provided by developing a customer subscriber base that adopts a cost-effective, on-line solution to building and maintaining an information technology system through the adoption of "Web-based" computing as an alternative to both local area networks and traditional network implementations. Generally, we market ourselves as an Internet utility company that can cost-effectively provide all of the computer software, hardware, connectivity and Internet-access needs for its customers.


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HISTORY

     One of our predecessor companies, Xcel Management, Inc., formerly known as "Palace Casinos, Inc.", was inactive from the end of 1995 until the consummation of an asset purchase transaction with another of our predecessor companies, Insynq, Inc., a Washington corporation. During the two-year period prior to the transaction with Insynq-WA, Xcel and its then management worked to complete a plan of reorganization confirmed in the United States Bankruptcy Court under Chapter 11 of the federal bankruptcy laws, and undertook necessary steps to position Xcel to seek a new business enterprise in which it could become involved, either through a merger or reorganization, or an acquisition transaction. These efforts resulted in the transaction with Insynq-WA, completed in February 2000.

     Xcel was originally incorporated in the state of Utah on May 22, 1980, under the name Ward's Gas & Oil, to engage in the oil and gas business.
This business was terminated after a few years of operations.
From November 1992 until approximately the end of 1995, Xcel (then called Palace Casinos, Inc.), was engaged, through its then wholly-owned subsidiary, Maritime Group, Ltd., in the development of a dockside gaming facility in Biloxi, Mississippi. In April 1994, the subsidiary completed the development of the Biloxi gaming facility, Palace Casino, and commenced operations.
On December 1, 1994, Xcel and its subsidiary separately filed voluntary petitions for relief under Chapter 11 of the federal bankruptcy laws.
Although the original bankruptcy petition was filed in the United States Bankruptcy Court for the District of Utah, Central Division, the supervision of Xcel's Chapter 11 proceedings was transferred to the United States Bankruptcy Court for the Southern District of Mississippi. On September 22, 1995,
Xcel, having been operating as a debtor-in-possession in connection with the bankruptcy proceeding, entered into an asset purchase agreement under the terms of which it agreed, subject to the approval of the bankruptcy court, to sell substantially all of its subsidiary's operating assets. This transaction was approved by the bankruptcy court and completed in the end of 1995, with all of the net proceeds of the transaction being distributed to creditors. Following the completion of the sale of the subsidiary's assets, Xcel had essentially no assets and liabilities and its business operations essentially ceased, except for efforts to complete a plan of reorganization, described below.

     In February 1999, Steve Rippon and Edward D. Bagley, Xcel's management at the time, submitted to the bankruptcy court, as plan proponents, a plan of reorganization, which was confirmed by the bankruptcy court on June 16, 1999. Under the terms of the plan: (a) all of Xcel's priority creditors were paid a total of $5,000; (b) unsecured creditors, holding between $300,000 and $500,000 in claims, were issued pro rata a total of 90,000 shares of post- bankruptcy common stock in full satisfaction of such obligations; and (c) all of the equity holders of Xcel common stock were issued, pro rata, a total of approximately 90,000 shares of common stock in lieu of a total of 8,794,329 shares of preferred and common stock issued and outstanding, with the result that .0102 shares of common stock were issued for each previously outstanding share of common stock. Under the terms of the plan, all of Xcel's outstanding warrants and options expired. In connection with the plan, Messrs. Rippon and Bagley, creditors of the estate and the plan proponents, were elected as Xcel's officers and directors, and were issued a total of 1,620,000 shares of common stock (810,000 shares each) in consideration of their contributions of services and approximately $20,000 in cash provided to pay for legal services and costs incurred in the plan confirmation process and related activities.

     Following the confirmation of the plan in June 1999, Xcel completed the plan in accordance with its terms. Immediately following the confirmation of the plan, Xcel had a total of approximately 1,800,000 shares of common stock, par value $0.001 per share, issued and outstanding. On December 3, 1999, the bankruptcy court, after reviewing the efforts by the plan proponents, issued an order closing the bankruptcy estate.

     Subsequent to the completion of the plan, Xcel undertook efforts to complete updated financial statements, to prepare and file updated periodic reports with the Securities and Exchange Commission, and to undertake actions to enable Xcel to seek a business opportunity for acquisition or involvement by Xcel. These efforts resulted in the asset purchase transaction with Insynq-WA.


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


     On January 26, 2000, Xcel entered into an asset purchase agreement with Insynq-WA. Since September 1998, Insynq WA was engaged in providing hardware, software, computer Internet and related connectivity services and products to the small to medium enterprise and the high end small office home office markets. On or about that same time, Insynq-WA engaged in a 1.41056 to 1 stock split. The terms of the asset purchase agreement were substantially completed on February 18, 2000. Under the terms of the asset purchase agreement, Xcel acquired substantially all of the assets of Insynq-WA and assumed substantially all of the obligations of Insynq-WA, in exchange for the issuance by Xcel of a total of 7,604,050 shares of restricted common stock of Xcel to the Insynq-WA shareholders pro rata in a liquidating distribution. As a result of the transaction, Xcel had a total of approximately 9,404,050 shares issued and outstanding, of which the former Insynq-WA shareholders held 7,604,050 shares, or approximately 80.9%. In connection with the asset purchase agreement, Insynq-WA obtained approval of the sale of its assets by its shareholders at a duly called and convened shareholders' meeting.

     As a result of the asset purchase agreement, Xcel acquired essentially all of the assets, tangible and intangible, of Insynq-WA and became engaged in Insynq-WA's business. These assets included computer hardware and software and related equipment, furniture and fixtures, proprietary technology developed by Insynq-WA, all contractual rights including capitalized lease equipment and other leasehold rights, trade names and trademarks, all client lists and marketing data and materials, cash and cash equivalents, accounts receivable, inventory, work-in-progress and related assets. Xcel also assumed essentially all of the obligations and liabilities of Insynq-WA, including capital lease obligations on equipment, accounts payable, accrued payroll and other business taxes, notes payable, and other liabilities. In addition to such liabilities, Xcel agreed to assume all other contractual obligations of Insynq-WA. In that regard, Xcel entered into employment contracts with certain individuals who were executives or key employees of Insynq-WA on substantially the same terms as the terms of employment between Insynq-WA and such individuals.

     Prior to September 1998, the business which ultimately became Insynq-WA's business was under development as a potential product/services line of Interactive Information Systems Corporation, a company wholly owned by
M. Carroll Benton, our secretary, treasurer and chief administrative officer. In September 1998, Interactive transferred to Charles Benton, husband of
Ms. Benton and then a creditor of Interactive, in satisfaction of a debt obligation owed by Interactive to Charles Benton, all of Interactive's right, title and interest in and to (1) certain equipment and other tangible personal property, and (2) the intellectual properties, computer software, trademarks, copyrights, ideas, work-in-progress, and other tangible and intangible property comprising the system known as the "Insynq Project" which later developed into our IQ Delivery System. Mr. Benton then contributed all of the Insynq Project intellectual property assets to Insynq-WA in exchange for the initial shares of common stock issued by Insynq-WA at the time of its formation. Mr. Benton also sold the equipment and other tangible property to the newly formed Insynq-WA in exchange for a note. Mr. Benton then sold all of his shares of Insynq-WA common stock to M. Carroll Benton and John P. Gorst, our chief executive officer, chairman of the board and president. Insynq-WA continued the development of the Insynq Project business until February 18, 2000, when Xcel acquired all of that business under the terms of the asset purchase agreement.

     Under the asset purchase agreement, Xcel also agreed to assume all equipment leases, leaseholder obligations covering office space utilized by Insynq-WA, all consulting contracts, and all other contract obligations. Finally, at the time of completion of the Insynq-WA asset acquisition, Insynq-WA had outstanding to various shareholders a number of warrants and options which entitled the holders to purchase shares of restricted common stock of Insynq-WA, which warrants and options were converted into like warrants and options to purchase shares of Xcel's common stock.

     On August 3, 2000, at a special meeting of shareholders, Xcel completed a re-incorporation merger with its wholly owned subsidiary, Insynq, Inc., a Delaware corporation, pursuant to a plan of merger dated June 30, 2000. Pursuant to the plan of merger, each shareholder of Xcel received two (2) shares of Insynq common stock for each one (1) share of Xcel stock held on the date of the merger.


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                              INDUSTRY BACKGROUND

THE INTERNET

     The Internet is fundamentally changing the way businesses interact with their customers, partners and other businesses and has become an important medium for both commerce and communications. Improvements in the quality and reliability of global telecommunications networks and common Internet protocols permit large volumes of data to be delivered to end users over a variety of Internet-enabled devices. Businesses are now able to access and distribute a wide array of software services over the Internet, allowing them to, among other things, implement supply chain management solutions and enable other operating functions on-line, market and sell products and services to customers and offer web-based customer self-service programs. As a result, businesses are substantially increasing their investments in Internet sites, services, software, network infrastructure, information technology personnel and hardware to utilize the reach and efficiency of the Internet.

     Even as companies have increased their investments in Internet infrastructure, the complexity of successfully deploying and maintaining Internet business operations continues to increase. In particular, the software infrastructure required to deploy and maintain Internet business operations has become increasingly complex. For example, businesses deploying Internet business operations can choose from multiple software applications with varying levels of functionality and complexity, all of which must integrate to become a seamless information system. In addition, with increasing globalization, businesses often must maintain their operations in multiple locations and design their infrastructure to accommodate local standards, while remaining synchronized with operations in other geographies.

     The in-house expertise required to meet these challenges is significant and typically requires a host of technical specialists, including network administrators, systems administrators, database administrators, security experts, monitoring and management experts, project managers, software operations specialists, troubleshooting specialists and performance engineers. It is often difficult, time consuming and costly to hire and retain these experts. Even if businesses can effectively hire and retain these experts, deploying this talent to maintain a business' Internet infrastructure is inefficient as it diverts these resources from enhancing a business' core competencies.

     To effectively manage the increasing complexity of Internet business operations, we believe that companies require a new set of infrastructure services to run Internet business operations on an automated and global basis. A reliable, secure, expandable and cost-effective software infrastructure network would permit businesses to focus on their core competencies and provide greater functionality and flexibility than they could otherwise attain on their own. Businesses could also access a global and robust technology infrastructure without incurring the time or financial costs associated with building equivalent functionality on their own. In addition, businesses would be able to access the operational capacity they require to efficiently run their Internet-based software applications, and to efficiently increase or reduce that capacity as business needs dictate. The solution would also consistently deploy and maintain businesses' operations across multiple locations via centralized network operations centers.

     We believe that we provide all of these services in an affordable and easy to deliver package and that corporate information technology departments have a resource that they can depend on to deliver advanced technology solutions.

THE INDUSTRY

     An application service provider can be defined as an entity that supplies another company with leased applications, information technology infrastructure and support services. Instead of buying hardware and business software from vendors and using its own information technology staff to implement and maintain the system, a customer contracts with an application service provider for software applications and services that may include system administration, upgrades and day-to-day operations such as backup, recovery and security.

     This arrangement enables customers to focus on getting value from leased applications, free of the need to administer, maintain and upgrade them. Renting rather than buying may provide a financial advantage, since such services are treated as operating expenses, rather than capital investments.

     Organizations reap several significant benefits from using application service providers. These include a solution to the scarcity of information technology staff, rapid software application deployment, and a lower total cost of ownership. By avoiding the time and cost of developing internal systems, customers also save money that would otherwise be spent on maintenance, updates and training, raising their overall productivity. Finally, application service provider customers are protected from technological obsolescence and benefit from the latest applications and services.


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     As reported in Computerworld, ASP Winners and Losers, August 20, 2001,
"The total market for application services last year came to just
$770.5 million worldwide, according to IDC. But the total market is expected to more than do this year and jump to $15 billion by 2005, the market research firm says."

     We believe that the value of our service is further enhanced by delivering a customer-premise equipment solution, our IQ Delivery System, that can provide both a less expensive computing model, as well as provide the customer with a fully managed and secure outsourcing option.


                                THE TECHNOLOGY

     We believe that the following key features of our technology allow us to provide dependable and affordable services to our clients:

     Our IQ Data Utility Service and our IQ Delivery System were originally developed by Interactive, a computer integration company located in Tacoma, Washington. The early stages of the IQ Data Utility Services and the IQ Delivery System were purchased by Insynq- WA in September 1998 and were subsequently assumed by Xcel as part of the Insynq-WA asset purchase agreement in February 2000. The complete IQ Data Utility Service includes managed network and application services, and can span from a customer's keyboard to the data center. We provide certain equipment, which is kept on our customer's premises, including a simplified, diskless workstation, or Thin Client, and multi-function router or utility server, our IQ Delivery System, which we manage and maintain. The final piece of the system is the data center, which is located in Tacoma, Washington. This facility, with redundant power, bandwidth, and cooling, houses our server equipment and routers.

     In the process of developing the IQ Delivery System, we believe we acquired valuable technological expertise. We have created new methodologies and produced hardware and software that we believe is essential to the configuration and effective management of Internet-based networks and outside deployment of shared software applications. Some of our key employees are certified as Microsoft Systems Engineers, Microsoft Certified Professionals, Certified Netware Administrators, Certified Citrix Administrators, Certified Netware Engineers and Certified Cisco Architects.

     To support Microsoft Corporation's Windows-based applications, the IQ Data Utility Service uses proprietary Citrix Systems, Inc. independent computer architecture software to increase end-user performance and reduce a customer's total cost of owning and maintaining computer hardware and software.
Our technology utilizes our IQ Delivery System, a simple device at the client site, that allows us to manage all hosted application processing functions.
The centrally managed servers also house customers' data, provide storage and backup, file and directory security, and anti-virus protection.

     The IQ Data Utility Service receives and transmits information in the form of images rather than data, requiring less bandwidth than traditional network configurations. Customers may connect to the IQ Data Utility Service via a variety of carriers and connectivity technologies, including public access over the Internet with encryption, through private connections, or other available access methods. Properly provisioned connections, whether public or private, generally provide a quality end-user experience.

     The first type of customer configuration, Internet browser-based Thin Client devices, also called Internet Appliances, allow a user to interact with the images transmitted over the Internet using only a monitor, keyboard, and a mouse. The Internet Appliance actually does very little since its functions are limited to sending user instructions to centrally managed servers.
Using the IQ Data Utility Services, an Internet Appliance communicates the user's data-entry and retrieval commands to servers located at the data center, where all computing functions are performed. Internet Appliances do not have disk or tape drives which generally increases customer productivity by restricting users' ability to install extraneous software applications, such as computer games, or tamper with a computer's operating system. This access device imposes a singleness of purpose upon the operation, and improves manageability, simplicity, and reliability.


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     The traditional computer workstation, utilizing a central processing unit and disk resources, constitutes the second type of customer configuration. These customers may need to use fully-equipped workstations for certain individuals that utilize non-Windows software applications or very specialized, complex applications such as computer aided design used, for example, in engineering. This is not our recommended option because it does not free the customer from the technical problems and service costs associated with maintaining this type of configuration. Customers may choose to use existing workstations to connect to the IQ Data Utility Services, however, because this machine uses an operating system that Insynq does not manage, the workstation may be more susceptible to various failures.

     Once connected to the IQ Delivery System, users can acquire any of the following computer services:

VIRTUAL OFFICE - We can establish a virtual office for a customer, allowing professionals, employers, employees, clients, and customers to utilize a wide variety of software applications and/or interact directly in a network environment. This office is always open, irrespective of the time of day or the user's location.

OFFICE SOFTWARE SUITE - Customers may select from one of three (3) Office Software Suites as part of the virtual desktop subscription. Customers may also select from a wide variety of other fully supported Windows-based software applications. We serve some vertical markets and in many cases incorporate specialized software for these customers. We regularly test new applications and make them available to our customers. If a customer wishes to use Windows-based software that is not already offered for use with our service, we may test, and subsequently configure, load, and maintain compatible applications for an additional monthly fee.

INTERNET CONNECTION - We may provide customers with connectivity to the Internet through their Virtual Office as part of our service. Our customers must provide their own local Internet connection in order access their service with us. Customers may also provide private connections to our data center.

WEB SITE HOSTING - For an additional fee, we may put the customer's Internet Web site on one of our servers and host the site for them. Further, we can assist our customer in performing Web site changes and updates.

DATA BACK-UP AND STORAGE - The IQ Data Utility Service provides daily automatic backup of customer data on high-speed tape and logs the activity. Upon request, a customer can receive their backup data and related backup logs. On average we provide one (1) gigabyte of data storage with each business subscription. For larger customers, we tailor storage requirements to the customers' needs and price it accordingly.

SECURITY - Our IQ Data Utility Service generally raise the level of a customer's computer security in several ways. First, our servers are located in secured rooms, with keycard access. Second, customers utilizing thin client technology additionally prevent unauthorized disk installation and installation of extraneous software, both of which can introduce computer corruptions and viruses. Third, access to customer data is restricted through the use of secured application servers located at the data center, which is protected by firewall filters and Internet protocol based networking rules. Last, customer data is rarely transmitted; transmissions between the customer's site and the servers located in the data center generally occur in the form of indecipherable, encrypted images.

REDUNDANCY - Our IQ Delivery System secures customer data on redundant disk arrays with ready spare disk drives. We make a best effort to assure application redundancy, so that if one server fails, we can reroute customers to similar servers, thereby minimizing customer downtime.


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                              OUR STRATEGIC PLAN

MARKET DRIVERS

     Primary research conducted by Gartner Dataquest uncovered that the information technology requirements of midsize enterprises were almost identical to those of Fortune 1000 enterprises. Despite their large numbers and information technology requirements, small to medium sized enterprises have limited budgets, which rarely makes them the direct target of sophisticated professional service providers who are considered our competitors. As a result, this sector of the economy remains open to the services of emerging professional services providers like us.

KEY DIFFERENTIATORS

     We are different from other service providers due to our focus on the information technology needs of both the small to medium sized enterprise and the small office home office customers for low cost services. These businesses require the same level of reliable information technology services as Fortune 1000 businesses do but generally don't have the financial resources to make the required investment for Internet business operations. We enable these customers to rent just what they need when they need it.

CHALLENGES

     Our greatest challenge is to educate our target markets regarding the cost savings and productivity enhancements gained through using Internet based computing services as an alternative to traditionally deployed computer networks.

STRATEGY

     We will continue to position our products and services as a cost effective way to utilize the latest computer network technologies without making a significant investment in computer equipment, software or private telecommunications network infrastructure.

     We market and sell our services primarily through the sales organizations of independent software vendors, telecommunications and Internet service providers, managed service providers and technology consultants.

     We intend to continue to invest in the development and integration of additional services that address the evolving needs of our customers. Our goal is to integrate additional product enhancements that extend the capabilities of our services across a large universe of existing and potential customers.
We believe that by continuing to broaden our service offerings, we will be viewed by our customers as the single and best source for all of their information technology service requirements. There can be no assurance, however, that we will be successful in accomplishing our goal.

     In addition to expanding the scope of our services, we are also developing services geared to the needs of particular segments of our customer base.
We will continue to review the applicability of our service offerings to our target customers and create additional category - specific offerings based on the size and profitability of the market segment.

     While we believe that it is paramount that we remain focused on our plan, we must have the ability inherent in any company to adapt to changing market conditions.

     In addition to internally generated growth, we intend to expand our business through strategic acquisitions in the United States and possibly abroad. We believe our acquisitions will allow us to accelerate our penetration of key geographical markets, broaden our offerings of products and services, expand our technical staff, as well as our market entry points. To attain this goal, we are aggressively pursuing opportunities to merge and/or acquire compatible companies with which to utilize management, financial and operational resources.


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SALES AND MARKETING

     We focus our sales and marketing efforts on the small to medium size enterprise and the small office home office market. Although specific definition for these market segments vary somewhat, we view the high-end small office home office market to represent small offices with up to 10 employees, and the small to medium size enterprise market to represent companies that employs approximately 11 to 500 people. We will occasionally pursue larger opportunities. We sell to these segments through the sales organizations of the software publishers, information technology consultants, telecommunication carriers and Internet service providers.

     We have developed a packaged service offering targeting these small businesses that delivers a combination of software and marketing services designed for these market segments.

COMPETITION

     The market for Internet based data processing and information technology services is rapidly evolving and intensely competitive. In addition to internally built and supported operations, our primary current and prospective competitors include:

     *    providers of computer equipment;

     *    co-location, web site hosting and related services;

     * technology vendors that have recently announced their intentions to offer some of the services that we offer currently to a portion of our targeted customer base; and

     * providers of Internet based systems integration or professional services.

     Many of our competitors have been in business longer than us, have significantly greater financial, technical, and other resources, or greater name recognition. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Competition could negatively impact our ability to sell additional services on terms favorable to us. Competitive pressures could cause us to lose market share or to reduce the price of our services, either of which could harm our business, financial condition and operating results.

     We believe that the principal competitive factors in our market include:

     *    quality and reliability of services offered;

     *    scope of supported applications and technology platforms;

     *    ability to expand the operational environments supported;

     * extent to which the services offered provide a complete solution to a potential customer's operations requirements;

     * engineering and technical expertise and development of automation software;

     * rapid deployment of services; quality of customer service and support; and price.

GOVERNMENT REGULATION

     There are currently few laws or regulations directly governing access to, or commerce upon, the Internet. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services.

     Such legislation could dampen the growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium, and could, thereby, have a material adverse effect on our business, results of operations and financial condition. Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Internet. In addition, several connectivity carriers are seeking to have connectivity over the Internet regulated by the Federal Communications Commission in the same manner as other connectivity services. For example, America's Carriers Connectivity Association has filed a petition with the Commission for this purpose. In addition, because the growing popularity and use of the Internet has burdened the existing connectivity infrastructure and many areas with high Internet use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the Commission to regulate Internet service providers and online service providers, in a manner similar to long distance telephone carriers and to impose access fees on these service providers.
If either of these petitions is granted, or the relief sought therein is otherwise granted, the costs of communicating on the Internet could increase substantially, potentially slowing the growth in use of the Internet, which could in turn decrease the demand for our products.


                                    - 33 -
===============================================================================

     Also it is possible that laws will be adopted or current laws interpreted in a manner to impose liability on online service providers, such as us, for linking to third party content providers and other Internet sites that include materials that infringe copyrights or other rights of others. Such laws and regulations if enacted could have an adverse effect on our business, operating results and financial condition. Moreover, the applicability to the Internet upon the existing laws governing issues such as property ownership, copyright defamation, obscenity and personal privacy is uncertain, and we may be subject to claims that our services violate such laws. Any such new legislation or regulation or the application of existing laws and regulations to the Internet could have a material adverse effect on our business, operating results and financial condition.

     In addition, as our products and services are available over the Internet in multiple states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state or foreign country. We are qualified to do business only in the states of Washington and California, and our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties and could result in the our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services may severely restrict the sale of new contracts and materially effect our ability to maintain our current customers.

     At present, we do not collect sales or other similar taxes in respect of sales and shipments of our products through Internet purchases.
However, various states have sought to impose state sales tax collection obligations on out-of- state direct marketing companies similar to us.
A successful assertion by one or more of these states that it should have collected or be collecting sales tax on the sale of our products could result in additional costs and corresponding price increases to its customers.
The U.S. Congress has passed legislation limiting for three years the ability of states to impose taxes on Internet-based transactions. Failure to renew this legislation could result in the broad imposition of state taxes on e-commerce.


INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     We regard our service marks, trademarks, domain names, and similar intellectual property as critical to our success. We have applied for federal trademark or service mark registration of a number of names and terms, including "Insynq," "Your Internet Utility Company," "Interlynq," and "Idesq." Our domain names include, INSYNQ.com, ON-Q.net, SIMPLENETWORKS.net, APPLICATIONVAULT.com, MESSAGEIQ.com, OURACCOUNTING.com, OURBOOKEEPER.com, and RAPIDNETWORKS.com, all of which are now owned by us. We have also applied for a patent covering our multi-platform network application management and connectivity system: our InterLynQ and IdesQ components of our customer premise equipment solution.

     We rely on trademark, unfair competition and copyright law, trade secret protection and contracts such as confidentiality and license agreements with our employees, customers, partners, and others to protect our proprietary rights. Despite precautions, it may be possible for competitors to obtain and/or use the proprietary information without authorization, or to develop technologies similar to ours and independently create a similarly functioning infrastructure. Furthermore, the protection of proprietary rights in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect proprietary rights to the same extent, as do the laws of the United States. Protection for proprietary rights in the United States or abroad may not be adequate.

     We intend to continue to license certain technology from third parties such as Citrix, Microsoft, and others, for our technologies that support business systems. The market is evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate licensed technology into our operations.


                                    - 34 -
===============================================================================

     Although we have not yet experienced infringement or misappropriation of our intellectual property or similar proprietary rights, it may be anticipated that infringements and misappropriations will occur as our business grows and there is more brand loyalty attaching to our trade names and domain names. We intend to police against infringement or misappropriation. However, we cannot guarantee that we will be able to enforce our rights and enjoin the alleged infringers from their use of confusingly similar trademarks, service marks, telephone numbers, and domain names.

     In addition, third parties may assert infringement claims against us.
We cannot be certain that our technologies or trademarks do not infringe valid patents, trademarks, copyrights, or other proprietary rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Intellectual property litigation is expensive and time-consuming and could divert management resources away from running the business.

RECENT RESTRUCTURING

     Until recently, we operated several satellite sales offices in central and southern California and in Washington State, selling our hosted and managed network services to the small to medium enterprises. In September 2000, we completed our test marketing allowing us to focus on building our product offerings while creating relationships with outside sales organizations, which we believe has proved to be a more beneficial method of increasing awareness and generating market share of our products and services.

     We have implemented cost restructuring strategies of our operations, both in sales and marketing and in our executive management team, and implemented certain cost-cutting measures. We believe this restructuring and the cost-cutting measures, which resulted in a workforce reduction of approximately 31 people - mostly in sales-related positions - in addition to changes to our executive management team, will allow us to (1) reduce operating costs, (2) provide operational efficiencies, and (3) focus on the development of strategic business plans in preparation for future growth initiatives.

     As part of our corporate cost restructuring, we consolidated our sales activities into our corporate headquarters office in Tacoma. We are planning a redeployment of a national direct sales force in the future to augment our relationship with out-side sales organizations; however, there can be no assurance that the redeployment will occur.

     In addition to the restructuring, retroactive to September 1, we reduced salaries and benefits for certain members of executive management and certain other employees. In addition, as of June 30, 2001, we have negotiated with many of our vendors to reduce the amounts owed or to extend more favorable payment terms.

     We believe that the combination of the restructuring, the salary reductions and negotiated trade payables will reduce our corporate overhead.

CUSTOMER SERVICES

     Our Customer Support Service is comprised of Customer Service Representatives, Customer Support Representatives and is further supplemented by Senior Technical Support Representatives consisting of Microsoft, Citrix, Novell and Cisco Certified Engineers and Insynq Server Technicians.
Customer Support is available via toll-free telephone lines to offer support for any aspect of the IQ Delivery System and the IQ Utility Service.

EMPLOYEES

     We currently have approximately 22 employees: (a) nine management and clerical, (b) approximately six technical people, (c) two full-time and two part-time Customer Support personnel, and (d) an additional three marketing and sales personnel.


                                    - 35 -
===============================================================================

MANAGEMENT

     Our board of directors consists of John P. Gorst, M. Carroll Benton and David D. Selmon, each of whom took this position upon or shortly after the consummation of the asset purchase on February 18, 2000, and continued in these positions after the re-incorporation merger effected on August 3, 2000.
Our executive officers include: John P. Gorst, chief executive officer, president and chairman of the board, M. Carroll Benton, chief administrative officer, secretary and treasurer, and Joanie C. Mann, vice president of strategic alliances. In September 2000, DJ Johnson resigned his position as our chief financial officer, and we appointed Stephen C. Smith as our interim chief financial officer while we conduct a nationwide search for a full-time chief financial officer. In January 2001, William G. Hargin, executive vice president of marketing, resigned. In April, James R. Leigh, III, president and chief technology officer resigned from executive management to become our general manager of technical operations; while in May 2001, James A. Zachman resigned as senior vice president to take on a consultative role with us.

NEED FOR ADDITIONAL CAPITAL

     In order to execute our long-term and short-term strategic plans and to continue our operations, we need to continue to raise funds through public or private debt or equity financings. Consistent with this approach, we have entered into various non-exclusive financial advisory agreements, including, but not limited to, an agreement with MG Securities Group, Inc., a member of the National Association of Securities Dealers, Inc., dated May 17, 2001, to act as placement agent for an offering of our three year convertible secured debentures, $10,000.00 value per certificate. The offering will be for a minimum of two million dollars ($2,000,000) and a maximum of three million dollars ($3,000,000) of gross proceeds. The term of the agreement is for a period of 120 days in connection with the offering, which will be a non public offering pursuant to Regulation D under the Securities Act. MG Securities has agreed that it will exercise its best efforts to find suitable purchasers of the debentures, all purchasers of which will be "accredited investors" within the meaning of Regulation D. The offering is to be made to residents primarily in the states of California, Texas and New York, and pursuant to exemptions from registration provided by such states' securities laws. In consideration for the services rendered by MG Securities, we agreed to pay MG Securities an aggregate of 13% of all the securities sold and to reimburse MG Securities for its reasonable out of pocket expense and costs. In addition, we have agreed to issue to MG Securities up to one million (1,000,000) warrants to purchase shares of our common stock at a price of $0.25 per share. The warrants will be earned pro-rata based upon the number of debentures sold in the offering.

     In addition, we entered into a business advisory and consulting services agreement with Tarshish Capital Markets, Ltd., an Israel corporation, to provide expertise in completing mergers and acquisitions, raising funds and rendering strategic business advice, including leverage based buyouts. Pursuant to the terms of the Tarshish agreement, the we have agreed to pay to Tarshish a 13% success fee of all cash so invested through Tarshish's efforts and an equity success fee in the form of warrants to purchase our common stock equal to 10% of the funds raised. The exercise price for the warrants will be 110% of the equity as valued by the transaction

     There can be no assurance that we will be able to raise additional capital through any such financial advisory arrangements, including, but not limited to, MG Securities.


                                  PROPERTIES

     Under our current internal cost restructuring, we have leased, for a term of one year, new facilities which consist of approximately 5,000 square feet and is located in Tacoma Washington. These new facilities consolidate all of our departments, such as, sales, customer, engineering and administrative services. We moved from the leased data center facilities at the Tacoma Technology Center and entered into a co-location agreement at commercial facilities located near our new office space. In addition, we have terminated leased facilities in Newport Beach, California and three leased facilities in Tacoma, Washington. We believe this consolidation arrangement will satisfy our future operations.


                                    - 36 -
===============================================================================

                               LEGAL PROCEEDINGS

     We are a party to a lawsuit filed in the Superior Court of New Jersey Hudson County, dated August 6, 2001, by PR Newswire Association, Inc., one of our vendors. The lawsuit alleges that we breached a promise to pay for goods and services rendered. PR Newswire alleges that under such promise it is owed $20,760. We intend to vigorously defend against the lawsuit.

     We are a party to a lawsuit filed in the Superior Court for the State of Washington for Pierce County, dated May 31, 2001, by William G. Hargin, former vice president of sales and marketing. The lawsuit alleges that we breached a written employment contract and breached a written termination agreement.
Mr. Hargin alleges that under such contract and agreement, he is owed $114,858.39 plus 12% interest and 150,000 fully vested shares of our common stock exercisable at $0.34 per share. We are currently negotiating a settlement with Mr. Hargin and are very close to a full settlement.

     We have been served with a summons and complaint by Business Careers, a temporary staffing company, which threatens litigation against us relating to nonpayment of trade payables We intend to initiate negotiations regarding an out of court settlement.

     We have been served with a summons and complaint by Howe/Horizon Holdings I, LLC and Horizon Holdings, our former landlords, which threatens litigation against us relating to the default by us of our lease obligation. We intend to initiate negotiations regarding an out of court settlement.

     We have been served with a summons and complaint by Accountants on Call, a temporary staffing company, which threatens litigation against us relating to nonpayment of trade payables. We intend to initiate negotiations regarding an out of court settlement.

     Certain of our vendors, including Sprint PCS, RR Donnelley and Sons Company, Accountants on Call, HSC Real Estate, Inc., Merrill Corporation and Veca Electric have also indicated in writing that they might file suit against us if they do not receive satisfactory payment of their trade payables.
We intend to initiate discussions regarding the negotiation of payment schedules.

     On August 29, 2001, subsequent to threatened litigation by Chuckals Inc. for office products purchased last year, we entered into a settlement agreement with Chuckals which provides for a $3,000 payment to Chuckals.

     On September 3, 2001, subsequent to threatened litigation by Mr. Martin E. Darrah, the owner of a former acquisition target, relating to allegations of an improper termination of acquisition proceedings and the repayment of a $14,000 loan, we entered into a settlement agreement with Mr. Darrah. The settlement agreement provides for the issuance of
(a) 200,000 options to purchase shares of our common stock at an exercise price of $0.07 per share to Mr. Darrah; and, (b) 50,000 options to purchase shares of our common stock at an exercise price of $0.07 per share to Mr. Darrah's attorneys.


                                  MANAGEMENT

DIRECTORS

     The names of our directors, their principal occupations, and the year in which each of our current directors initially joined the board of directors are set forth below.
Name                 Age     Position
-----------------    ---     --------------------------------------------------
John P. Gorst         32     Chairman of the Board, Chief Executive Officer,
                             President and Director

M. Carroll Benton     57     Chief Administrative Officer, Secretary,
                             Treasurer and Director

David D. Selmon       43     Director


                                    - 37 -
===============================================================================

     JOHN P. GORST has served as our chairman of the board, chief executive officer and director since February 2000, and served as our president since April 2001. Mr. Gorst, a co-founder of Insynq-WA, was with Insynq-WA from 1998 until its acquisition by Xcel Management, Inc. in 2000. Mr. Gorst has over twelve years experience in founding entrepreneurial technology ventures, specifically in the development of software and data services for businesses. The prior experience of Mr. Gorst includes serving as a co-founder of Microcomputer Training Professionals, Inc., a training/IS consulting business in conjunction with Nynex Business Centers of New York, from 1989 to 1991; Vice President and General Manager of Business Development for Relational Technology Professionals, Inc. from 1991 to 1993; and as Vice President and General Manager of Interactive Information Systems Corp. from 1996 to 1998.

     M. CARROLL BENTON has served as our chief administrative officer, secretary, treasurer and director since February 2000. Ms. Benton was a co-founder of Insynq-WA and has been with us since its inception. Ms. Benton has worked with banking systems and higher education institutions where she assisted in information systems development and deployment strategies.
She managed a 13 state insurance brokerage firm and has been a consultant to the small- to medium-sized business markets via accounting system design, support, and business practice analysis. Carroll also taught undergraduate accounting courses at several Puget Sound colleges and universities. Formerly with a local CPA firm, she brings us over 25 years of business and financial expertise.

     DAVID D. SELMON has served as our director since February 2000.
Mr. Selmon is a certified tax professional and has practiced with David Selmon, Inc. since 1982. In August 1999 a complaint against Mr. Selmon was filed by the National Futures Association, or NFA, alleging that Mr. Selmon violated high standards of commercial honor and just and equitable principals of trade in that he, along with others, aided and abetted an individual in acting in a manner which required such individual to be an NFA member or associated after such individual had been barred permanently from the NFA. Mr. Selmon, without admitting or denying the allegations raised in such complaint, agreed to withdraw from the NFA in all capacities and to refrain from applying in the future for any status with the NFA.

     There are no family relationships among any of our directors or executive officers. See "Certain Relationships and Related Transactions" for a description of transactions between our directors, executive officers and/or their affiliates.

     In a consulting agreement we assumed with One Click Investments, LLC, originally entered into on September 20, 1999, with Insynq-WA, One Click was granted the right to appoint one person to serve on our board of directors. One Click has not yet exercised the right to appoint a member to our board.

     In a business services agreement we assumed with Consulting & Strategy International, LLC, originally entered into on November 18, 1999, with Insynq- WA, CSI was granted the right to appoint two persons to serve on our board of directors, such members not to exceed forty percent (40%) of our board, subject to our stock becoming publicly traded. Pursuant to the purchase of Insynq-WA by Xcel, our stock began trading publicly on February 18, 2000. CSI has not yet exercised its right to appoint two members to our board.

EXECUTIVE OFFICERS

     Our executive officers as of September 4, 2001 are as follows:
Name                 Age     Position
-----------------    ---     --------------------------------------------------
John P. Gorst         32     Chairman of the Board, Chief Executive Officer,
                             President and Director

M. Carroll Benton     57     Secretary, Treasurer, Chief Administrative
                             Officer, and Director

Stephen C. Smith      51     Interim Chief Financial Officer

Joanie C. Mann        40     Vice President of Strategic Alliances

                                    - 38 -
===============================================================================

     Information concerning the business experience of Mr. Gorst and Ms. Benton is provided under the caption "Directors" above. Set forth below is information concerning the business experience of our other executive officers.

     STEPHEN C. SMITH has been our interim chief financial officer since September 2000. Mr. Smith graduated from the University of Memphis in 1981.
He retired as director of finance for the City of Bartlett, Tennessee in 1978 after 21 years. During Mr. Smith's time with the City, he was an active member of the Government Finance Officers Association of the United States and Canada, serving as the Tennessee state representative for six years. While with the City of Bartlett, Mr. Smith served on advisory committees for the Government Accounting Standards Board. Mr. Smith has more than eight years experience as the chief financial officer of several private companies including Public Properties Management, Inc. of Memphis, Tennessee from 1992 to present, and Applied Logistical Technologies, Inc. in Carlsbad, California from 1999 to present. He is a licensed securities broker and has extensive experience in providing financial advice for public and private companies.

     JOANIE C. MANN has served as our vice president of strategic alliances since February 2001, and served as our vice president of operations from July 2000 to February 2001. She brings to us over 18 years of experience in multi-user system design and implementation, voice and data networking, and advanced network integrations. Ms. Mann also has extensive experience in business process automation and a strong background in business accounting principles. Previous positions held include founder of Com-Pacific Resources, Inc., a network integration firm whose business operations were sold to Communications World International, for whom she worked from 1984 to 1993, manager of the Seattle-based computer telephony and data integration division of Commworld from 1994 to 1996, and IS Management Consultant for Interactive Information Systems from 1998 to 1999.

DIRECTORS' COMPENSATION

     Pursuant to a consulting agreement we entered into with David D. Selmon, Mr. Selmon will receive 3,500 shares of our common stock for each full fiscal quarter he serves on our board beginning June 1, 2000. Mr. Selmon also receives $250 for each board meeting attended. To date, Mr. Selmon has received 14,000 shares as director compensation and 30,908 shares in lieu of cash payments for expenses.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes the compensation earned by or paid to our chief executive officer and the other most highly compensated executive officers whose total salary and bonuses exceeded $100,000 for services rendered in all capacities during the fiscal year ended May 31, 2001. We refer to these individuals as our named executive officers.

     The total compensation for the two fiscal years ended May 31, 2001 of John P. Gorst, our chief executive officer, M. Carroll Benton, our chief administrative officer, and James R. Leigh, III, our former president and chief technology officer and current general manager of technical operations, is set forth below in the following Summary Compensation Table. No other person received cash compensation in excess of $100,000 during the fiscal year ended May 31, 2001.


                                    - 39 -
===============================================================================

                        Summary Compensation Table (1)

                                       Annual Compensation
                                 ------------------------------   Long-Term
                                                                    Awards
                                                                  Securities
                                                   Other Annual   Underlying    All Other
Name and Principal               Salary    Bonus   Compensation    Options     Compensation
Position                 Year     ($)       ($)       ($)(3)         (#)            ($)
-------------------------------------------------------------------------------------------
John P. Gorst            2001   $160,000   $ -        $ 6,876        75,355           -
  President, Chief       2000   $107,919   $1,624     $20,129     3,000,000 (2)       -
  Executive Officer

M. Carroll Benton        2001   $ 96,900     -        $ 6,876        74,555           -
  Secretary, Treasurer   2000   $ 66,810     -        $10,543     2,000,000 (2)       -
  and Chief
  Administrative
  Officer

James R. Leigh, III (4)  2001   $102,630     -        $ 6,876        21,453           -
  Chief Technical        2000   $ 74,957   $1,624     $25,000       780,000           -
  Officer

     (1) The compensation described in this table does not include medical, group life insurance or other benefits received by the named executive officers that are available generally to all of our salaried employees, and may not include certain perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or ten percent (10%) of any such officer's salary and bonus disclosed in the table.

     (2) Represents options for class A common stock granted under our 2000 Executive Long Term Incentive Plan.

     (3) Includes non-cash compensation, in the form of common stock, for services performed for us. During fiscal year 2001 each executive officer rescinded the non-cash compensation received in fiscal year 2000.

     (4)  Mr. Leigh served as president from September 22, 2000 to
          April 4, 2001 and as chief technical officer from February 2000 to April 4, 2001. Effective April 4, 2001, Mr. Leigh resigned his position as an officer and assumed the position of general manager of technical operations.

                     OPTION GRANTS DURING LAST FISCAL YEAR

LONG TERM INCENTIVE AWARDS

     The following table provides information related to long-term incentive awards granted to our named executive officers during the fiscal year ended
May 31, 2001. The information in this table reflects options granted by the board of directors under our 2000 Executive Long Term Incentive Plan and our 2000 Long Term Incentive Plan, which plans were approved by our stockholders on August 3, 2000.

             Long Term Incentive Plan - Awards in Last Fiscal Year
-------------------------------------------------------------------------------
                                                        Awards
                                        ---------------------------------------
                                             Number of          Performance
                                           Shares, Units      Or Other Period
                               Fiscal     or Other Rights    Until Maturation
Name and Principal Location     Year            (#)              Or Payout
-------------------------------------------------------------------------------
John P. Gorst, President,
  Chief Executive Officer
  and Director                  2001           75,355        Vested upon grant

M. Carroll Benton,
  Secretary, Treasurer;
  Chief Administrative
  Officer and Director          2001           74,555        Vested upon grant

James R. Leigh, III
  Chief Technical
  Officer (1)                   2001           21,453        Vested upon grant
===============================================================================

     (1)  Mr. Leigh served as president from September 22, 2000 to
          April 4, 2001 and as chief technical officer from February 2000 to April 4, 2001. Effective April 4, 2001, Mr. Leigh resigned his position as an officer and assumed the position of general manager of technical operations.

                                    - 40 -
===============================================================================

OPTIONS GRANTS IN LAST FISCAL YEAR

     The following table provides information related to options granted to our named executive officers during the fiscal year ended May 31, 2001.
The information in this table reflects options granted by the board of directors under our 2000 Executive Long Term Incentive Plan and our
2000 Long Term Incentive Plan, which plans were approved by our stockholders on August 3, 2000.

     The following table sets forth each grant of stock options made during the fiscal year ended May 31, 2001, to the named executive officers:
                        Number of     % of Total
                       Securities       Options
                       Underlying     Granted in      Exercise      Expiration
                         Options      Fiscal 2001       Price          Date
       Name              Granted         (1)          Per Share         (3)
------------------     ----------     ----------     ----------     ----------
John P. Gorst            15,000           -           $1.63          09/15/10
                         60,355           -            0.3438        01/30/11
M. Carroll Benton        15,000           -            1.63          09/15/10
                         59,555           -            0.3438        01/30/11
James R. Leigh (2)       10,000           -            1.63          09/15/10
                         11,453           -            0.3438        01/30/11

---------------

     +    Less than 1%

     (1) Based on a total of 8,568,760 options granted during the fiscal year ended May 31, 2001.

     (2)  Mr. Leigh served as president from September 22, 2000 to
          April 4, 2001 and as chief technical officer from February 2000 to April 4, 2001. Effective April 4, 2001, Mr. Leigh resigned as an officer and assumed the position of general manager of technical operations.

     (3) Options may terminate before their expiration date upon death, disability, or termination of employment

                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTIONS VALUES

     The following table sets forth, for each of the named executive officers, information concerning the number of shares received during fiscal 2001 upon exercise of options and the aggregate dollar amount received from such exercise, as well as the number and value of securities underlying unexercised options held on May 31, 2001.
                       Shares                    Number of Securities
                      Acquired                    Underlying Options            Value of In-The-Money
                         on        Value           at Year End (#)            Options at Year-End ($)(2)
                      Exercise   Realized   -----------------------------   -----------------------------
        Name             (#)      ($)(1)     Exercisable    Unexercisable    Exercisable    Unexercisable
-------------------   --------   --------   -------------   -------------   -------------   -------------
John P. Gorst             -         -         3,075,355           -               -               -
M. Carroll Benton         -         -         2,074,555           -               -               -
James R. Leigh, III       -         -           476,731        324,722            -               -

     (1) Based on the difference between the option exercise price and the fair market value of our common stock on the exercise date as determined pursuant to the terms of the 2000 Long Term Incentive Plan and the 2000 Executive Long Term Incentive Plan.

     (2) Based on the difference between the option exercise price and the closing sale price of $0.12 of our common stock as reported on the OTC Bulletin Board on May 31, 2001, the last trading day of our 2001. None of these options are currently in-the-money.


                                    - 41 -
===============================================================================

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AGREEMENTS

     In March 2000, we entered into executive employment agreements with each of John P. Gorst and M. Carroll Benton. Our board of directors approved the principal terms of the executive agreements on February 21, 2000, and on January 30, 2001, approved amendments to each executive agreement.

     The executive agreement, as amended, with Mr. Gorst, pursuant to which Mr. Gorst is employed as our chief executive officer, extends the initial term of employment from three to four years and provides for an annual salary of $225,000 during the first year; $175,000 during the second year; $200,000 during the third year and $275,000 during the fourth year of employment.
In addition, the amended agreement provides, (a) at the end of the second year for the payment of payroll taxes with regard to sales of stock up to $30,000 and an option grant of 500,000 shares of common stock if our stock trades at or over $3.00 per share in any 30-day trading period during the year; (b) at the end of the third year a cash bonus of $30,000 and an option grant of 500,000 shares of common stock if our stock trades at or over $6.00 per share in a 30-day trading period during the year; (c) and at the end of the fourth year a cash bonus of $30,000 and an option grant of 500,000 shares of common stock granted if our stock trades at or over $12.00 per share in a 30-day trading period during the year. All other provisions of the original employment agreement remain the same.

     The executive agreement, as amended, with Ms. Benton, pursuant to which Ms. Benton is employed as our chief administrative officer, extends the initial term of employment from three to four years and provides for an annual salary of $135,000 during the first year; $125,000 during the second year; $140,000 during the third year; and $165,000 during the fourth year of employment.
In addition, the amended agreement provides, (a) at the end of the second year for an option grant of 300,000 shares of common stock if our stock trades at or over $3.00 per share in a 30-day trading period during the year; (b) at the end of third year an option grant of 300,000 shares of common stock if our stock trades at or over $6.00 per share in a 30-day trading period during the year;(c) and at the end of the fourth year an option for 300,000 shares of common stock if our stock trades at or over $12.00 per share in a 30-day trading period during the year. All other provisions of the original employment agreement remain the same.

     We entered into an employment agreement with James R. Leigh, III, effective as of February 20, 2000, providing for his employment as our chief technical officer. Mr. Leigh was appointed as our president on September 22, 2000. The employment agreement provides for an initial employment term of three years and for automatic one-year renewals thereafter unless terminated by either party in writing on or before ninety days prior to the end of a current term of the agreement. Under the terms of the employment agreement, Mr. Leigh will be paid an annual salary of no less than $105,000 plus $8,000 bonus for the first year of employment. This salary will be increased to no less than $130,000 in the second year and no less than $150,000 in the third year. Mr. Leigh has been granted options to purchase a total of 780,000 shares of our common stock as follows: 50,000 vested options at an exercise price of $0.50 and 730,000 options which will vest and are exercisable at an exercise price of $1.00 as follows: 243,332 shares vested on February 20, 2001, and thereafter in increments of 1/24 (20,278) each month beginning March 20, 2001, and continuing until 2003. The agreement contains both non-disclosure and non-competition clauses. Effective April 4, 2001, Mr. Leigh resigned his position as both president and chief technical officer to become our general manager of technical operations. Mr. Leigh retains his stock options.

     We entered into an employment agreement with Stephen C. Smith, effective as of September 18, 2000, providing for Mr. Smith's interim employment as chief financial officer. The initial employment agreement provided for an initial employment term of fifteen weeks, and on each succeeding Friday thereafter, for terms of one (1) year, on such terms and conditions set forth in the employment agreement. Under the terms of the employment agreement, Mr. Smith will be paid a weekly salary of no less than $100 per week plus a signing bonus of $2,500 and an incentive stock option to purchase 60,000 shares of our common stock at an exercise price of $0.30 per share. The agreement contains both non-disclosure and non-competition clauses. On December 1, 2000, Mr. Smith executed Amendment No. 1 to his employment agreement in which his base salary was increased to $2,500 per week to be received for any week he is located at our headquarters. All of the options granted under the original employment agreement were terminated. On July 20, 2001, Mr. Smith executed Amendment
No. 2 to his employment agreement in which he will receive a stock option in the amount of 250,000 shares of common stock on the filing date of each Form 10-KSB and a stock option in the amount 25,000 shares of common stock on the filing date of each Form 10-QSB with an exercise price determined on the date of filing. In addition, Mr. Smith will receive $2,500 for each week he is located at our headquarters.

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


     We entered into an employment agreement with Joanie C. Mann on February 20, 2000, providing for her employment as our vice president of operations. The employment agreement provides for an initial employment term of three years, and automatic one-year renewals thereafter, unless terminated by either party in writing on or before ninety days prior to the end of a current term of the agreement. Under the terms of the employment agreement, Ms. Mann will be paid an annual salary of no less than $85,000 for the first year of employment. This salary will be increased to no less than $110,000 in the second year and no less than $125,000 in the third year. Ms. Mann has been granted options to purchase a total of 450,000 shares of our common stock as follows: 50,000 options that are currently exercisable at an exercise price of $0.50 and 400,000 options which will vest and are exercisable at an exercise price of $1.00 as follows: 133,332 shares on February 20, 2001, and thereafter in increments of 1/24 (11,111) each month beginning March 20, 2001, and continuing until 2003. The agreement contains both non-disclosure and non-competition clauses. On September 25, 2000, Ms. Mann executed Amendment
No. 1 to her agreement in which she agreed to a thirty percent (30%) reduction in salary until the earlier of (a) an elapse of three months or (b) we receive $1 million in financing. Also on September 25, 2000, Ms. Mann executed Amendment No. 2 to her agreement in which she received an increase in her base salary to $95,000 per year. In February 2001, Ms. Mann assumed the position of vice president of strategic alliances.

     William G. Hargin, our former executive vice president of sales and marketing, resigned and his employment agreement was terminated effective as of January 15, 2001. In connection with his resignation and the termination of his employment agreement, Mr. Hargin had 50,000 options that were currently vested and exercisable. Mr. Hargin has sued us regarding any additional termination and/or compensation provisions of this agreement.

     We may enter into other employment agreements from time to time with other executives and key employees.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Interactive is a company wholly owned by M. Carroll Benton, our chief administrative officer, secretary and treasurer. John P. Gorst, our chief executive officer, was also vice president and general manager of Interactive. During their time at Interactive, Ms. Benton and Mr. Gorst began developing the "Insynq Project," which later developed into our current business.
On September 16, 1998, Interactive transferred to Charles Benton, husband of Ms. Benton and then a creditor of Interactive, all of Interactive's title and interest in and to (1) certain equipment and other tangible personal property, and (2) the intellectual properties, computer software, trademarks, copyrights, ideas, work-in-progress, and other tangible and intangible property comprising the system known as the "Insynq Project" to retire a $200,000 debt obligation owed by Interactive to Charles Benton. These assets later developed into Insynq's IQ Delivery System. Mr. Benton contributed all of the "Insynq Project" intellectual property assets to Insynq-WA in exchange for the initial 5,500,000 shares of common stock issued by Insynq-WA at the time of its formation. On the same date, Mr. Benton sold the equipment and other tangible property to the newly formed Insynq-WA, in exchange for a $70,000 promissory note. Mr. Benton then sold 2,750,000 shares to each of Ms. Benton and Mr. Gorst in exchange for a $65,000 note from each of them secured by the shares. During the start-up operations of Insynq-WA, the business contacts of Interactive were utilized in the purchase of supplies and other items for Insynq-WA. As of September 30, 1999, Insynq-WA owed Interactive $117,024 related to these purchases, and on November 12, 1999, the board of Insynq-WA approved the issuance of 118,000 shares of its common stock in full payment of this debt, after a board determination that the shares of Insynq-WA should be valued at $1.00 per share.

     On September 22, 2000, we executed a Release Agreement with M. Carroll Benton, our chief administrative officer, secretary and treasurer, John Gorst, our chief executive officer, Charles Benton, the husband of Ms. Benton, Interactive Information Systems, an entity owned by Ms. Benton, and entities controlled by Mr. Benton, which, with certain exceptions, releases the parties from any and all claims, if any, arising from the parties' prior relationships and dealings prior to the release date. Among the consideration given for the Release Agreement, we granted Mr. Benton registration rights to register his shares of common stock. In addition, Mr. Gorst, Mr. Benton and Ms. Benton executed a Release Agreement (the Gorst Release) to fully and finally release Mr. Gorst personally of any obligations arising under the $65,000 promissory note he owed to Mr. Benton secured by shares of our stock he originally purchased from Mr. Benton, as well as a general release of Mr. Gorst, with certain exceptions, by Mr. and Mrs. Benton and certain entities affiliated with them. In consideration of the Gorst Release, Mr. Gorst agreed to transfer 150,000 shares of our common stock held by him to Mr. Benton, and Ms. Benton transferred approximately 98,000 shares of common stock held by her to Mr. Benton.

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


     On October 17, 2000, we executed a Lock-Up and Waiver Agreement with
Mr. Benton with respect to the 496,466 shares of our common stock owned by him. Under the agreement, he waived any rights he may have to exercise any registration right for a period of 180 trading days after a contemplated registration statement is filed with the SEC. This agreement was amended on November 30, 2000, to allow Mr. Benton to sell 50,000 shares per calendar quarter during the term of the lock up agreement.

     On October 31, 2000, we executed a Consulting Agreement with CFB Associates, Inc., and specifically Charles F. Benton, CPA, for him to provide consulting services on general operational issues for a period of three (3) months. We have agreed to compensate CFB in the amount of $350 per hour.
For previous consulting services performed by Mr. Benton, we have agreed to guarantee Mr. Benton a minimum of eighty-six (86) hours at this rate. Additionally, we agree to pay to CFB $5,000 per month for eight (8) consecutive months beginning November 30, 2000.

     On June 1, 2000, we entered into a Master Licensing Agreement with My Partner Online, Inc. (MPO), a company two-thirds owned by M. Carroll Benton and Charles Benton. The agreement is for a term of five (5) years with an automatic one-year extension unless either party notifies the other of termination within ninety (90) days. Either party for breach or insolvency may terminate the agreement at any time. Under the agreement, MPO has a non-exclusive, worldwide license to promote, market, distribute and sublicense application hosting services, bundled or unbundled with MPO products. MPO must use reasonable commercial efforts to market, promote, and distribute our services by marketing them through their sales activity. We have agreed to charge MPO a below-market rate for subscription pricing and to forgive the $5,000 monthly maintenance fee in exchange for the right to exercise an option to purchase a five percent (5%) equity position in MPO. On November 29, 2000, this agreement was amended to specifically detail the services MPO is to provide, and also requires that MPO purchase 100 of our seats at $50.00 per seat for a period of twelve (12) months, beginning on December 1, 2000.

     On November 28, 2000, we executed an Independent Consultant Agreement with MPO and Summer J. Mathews, MPO's president. The Consultant Agreement is for a term of three (3) months beginning December 1, 2000, and is automatically renewable for additional three (3) month terms unless terminated by either party upon thirty (30) days notice. For consulting services, we have agreed to pay a consulting fee of $15,000 in the form of shares of our common stock at $0.9675 per share. We have agreed to register these shares within 45 days of their issuance.

     On June 21, 2001, in exchange for the waiver of certain registration rights by One Click Investments, LLC, John P. Gorst gifted to One Click 1,000,000 shares of common stock with voting rights retained by Gorst and agreed that One Click's securities dated August 2000 and January 2001 will be included in the next SB-2 Registration that we file and the February 2000 warrants will be re-priced at an exercise price of $0.25 per share of common stock with an exercise date extending to December 31, 2004, with a cashless provision.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common stock as of September 4, 2001, for:

     * Each person or group who is known by us to beneficially own more than 5% of the outstanding shares of our common stock:
     *    Each of our directors;
     *    Each of our named executive officers; and
     *    All of our directors and executive officers as a group.

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

     The percentage of shares owned provided in the table is based on
36,461,006 shares outstanding as of September 4, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange
Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The determination of whether these persons have sole voting and investment power is based on information provided by them. In computing an individual's beneficial ownership, the number of shares of common stock subject to options held by that individual that are exercisable within 60 days of September 4, 2001 are also deemed outstanding.
These shares, however, are not deemed outstanding for the purpose of computing the beneficial ownership of any other person.
                                                  Shares Beneficially Owned(5)
                                                 ------------------------------
Name                                                 Number           Percent
--------------------------------------------     --------------    ------------
Directors and Officers:

  John P. Gorst (1)                                10,213,847          25.2%
  M. Carroll Benton (2)                             6,287,556          16.0%
  David D. Selmon                                      44,908            *
  James R. Leigh, III (3)                             590,003            *

All executive officers and directors as a group
  (6 persons) (5)                                  17,794,839          41.0%

_______________________

     *    Less than 1%

     (1) This includes (a) 1,100,000 shares of common stock held by One Click Investments, LLC, (b) 1,150,000 shares of common tock held by Kathleen McHenry, and (c) 350,000 shares of common stock held by Hagens Berman LLP to which Mr. Gorst holds a voting proxy and as to which Mr. Gorst disclaims beneficial ownership. Also includes 3,133,904 shares of common stock issuable upon the exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of July 25, 2001.

     (2) Includes 446,466 shares of common stock held by Charles Benton, the husband of Ms. Benton, as to which Ms. Benton disclaims beneficial ownership. Also includes 2,105,221 shares of common stock issuable upon the exercise of outstanding stock options that are presently exercisable or will become exercisable with 60 days of September 4, 2001.

     (3) Includes 570,003 shares of common stock issuable upon the exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of September 4, 2001.
          In April 2001, Mr. Leigh resigned as president and chief technology officer to become general manager.

     (4) Includes 6,112,369 shares of common stock issuable upon exercise of outstanding stock options held by our executive officers that are presently exercisable or will become exercisable within 60 days of September 4, 2001.

     (5)  Adjusted for the two-for-one stock split effected on August 3, 2000.

                         DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, 10,000,000 shares of class A common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

COMMON STOCK

     There were 37,364,932 shares of our common stock outstanding and held of record by approximately 979 stockholders as of September 4, 2001.

     Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because the shares of common stock do not have cumulative voting rights, the holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors. Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding-up, and subject to the prior distribution rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of our common stock shall be entitled to receive pro rata all the remaining assets available for distribution to our stockholders. Our common stock has no preemptive or conversion rights or other subscription rights.

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


     Our board of directors is authorized to issue additional shares of common stock, not to exceed the amount authorized by our Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the board may deem appropriate without further stockholder action.

CLASS A COMMON STOCK

     We currently have no outstanding shares of class A common stock.
Holders of our class A common stock are entitled to three votes per share on all matters to be voted upon by the stockholders. Because the shares of common stock do not have cumulative voting rights, the holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors. Holders of our class A common stock are not entitled to receive cash dividends, if any, as may be declared from time to time by the board of directors. In the event of liquidation, dissolution or winding-up, and subject to the prior distribution rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of our class A common stock shall be entitled to receive pro rata all the remaining assets available for distribution to our stockholders. Our class A common stock has no preemptive rights. Holders of class A common stock may at any time or from time to time, at their discretion, convert any whole number or all of the class A common stock held into fully paid and non-assessable common stock at the rate (subject to adjustment) of one share of common stock for each share of class A common stock. There are no redemption or sinking fund provisions applicable to our class A common stock.

     Our board of directors is authorized to issue additional shares of class A common stock, not to exceed the amount authorized by our Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the board may deem appropriate without further stockholder action.

PREFERRED STOCK

     We currently have no outstanding shares of preferred stock. The board of directors has the authority, without further action by our stockholders, to issue up to one million shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including dividend rates and preferences, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Although they presently have no intention to do so, the board of directors, without stockholder approval, could issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change of control of us.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     Our Certificate of Incorporation states that we will not be subject to the provisions of Section 203 of the Delaware General Corporation law and anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either
(a) prior to the date at which the person becomes an interested stockholder, the board of directors approves such transaction or business combination,
(b) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in some employee stock plans) upon consummation of such transaction, or
(c) the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     Our Certificate of Incorporation includes a provision that allows the board of directors to issue preferred stock in one or more series with such voting rights and other provisions as the board of directors may determine. This provision may be deemed to have a potential anti-takeover effect and the issuance of preferred stock in accordance with such provisions may delay or prevent a change of control of us.

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


              LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law, our certificate of incorporation contains a provision eliminating the monetary liability of a director for breach of fiduciary duty, subject to certain exceptions.
The provision does not eliminate a director's liability for (a) breaches of the director's duty of loyalty to us or our shareholders, (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (d) any transaction from which the director derived an improper personal benefit. Furthermore, the provision does not limit equitable remedies, such as an injunction or rescission for breach of a director's fiduciary duty of care.

     The Delaware General Corporation Law permits, and in some cases requires, a corporation to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

     Article IX of our Bylaws provides for indemnification of and advancement of expenses to directors, officers, employees, and agents to the fullest extent authorized or permitted by the Delaware General Corporation Law.

     We are currently operating without officers and director's insurance, as well as, general liability insurance. It is uncertain when coverage will be renewed. The economic downturn has caused the insurance industry to increase premiums, a dramatic 300% over prior years. The policies lapsed due to lack of adequate funding to pay for the substantial premium increases.


       SECURITIES AND EXCHANGE COMMISSION'S POSITION ON INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                      STOCK TRANSFER AGENT AND REGISTRAR

     The stock transfer agent and registrar for our common stock is Colonial Stock Transfer Co., 455 E. 400 South #100, Salt Lake City, Utah, 84111,
(801) 355-5740.


               CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

     On April 3, 2000, our board of directors decided to terminate our accountants, Jones, Jensen & Company, and engage G. Brad Beckstead, CPA, as our auditor for the year ended May 31, 2000. The firm of Jones, Jensen & Co. served as our auditors for the fiscal year ended May 31, 1999.
In February 2000 Beckstead was engaged as the independent auditor of Insynq-WA to audit its financial statements for the years ended December 31, 1998 and 1999. Because of Beckstead's familiarity with the accountings and business operations of Insynq-WA, the assets of which we acquired on February 18, 2000, our board of directors believed Beckstead was in the best position to undertake the audit of our financial statements for the fiscal year ending May 31, 2000. Beckstead's office is located at 330 East Warm Springs, Las Vegas,
Nevada 89119.

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


     During the year ended May 31, 1999, and up to and including the present, there have been no disagreements between Jones, Jensen & Co. and us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. Jones, Jensen & Co.'s report on our financial statements for the fiscal year ended May 31, 1999, indicated there was substantial doubt regarding our ability to continue as a going concern.
The appointment of Beckstead was ratified at the special meeting of shareholders held on August 3, 2000.

     On October 11, 2000, our board of directors decided to terminate our auditor for the quarter ended August 31, 2000. Grant Thornton LLP was appointed to be our auditor. Grant Thornton's office is located in at 701 Pike Street, Suite 1500, Seattle, Washington 98101.

     During the year ended May 31, 2000, and up to and including the present, there have been no disagreements between Beckstead and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. Beckstead's report on our financial statements for the fiscal year ended May 31, 2000, indicated that substantial doubt existed regarding our ability to continue as a going concern.


                                 LEGAL MATTERS

     Locke Liddell & Sapp LLP has passed upon the validity of the shares offered hereby for us. On December 7, 2000, we issued a warrant to Locke Liddell & Sapp LLP to purchase 100,000 shares of our common stock at an exercise price of $0.50 per share.


                                    EXPERTS

     Our audited financial statements as of May 31, 2001 have been included in the registration statement in reliance upon the report of Grant Thornton, LLP, as independent auditor, given upon its authority as an expert in accounting and auditing.

     Our audited financial statements as of May 31, 2000 have been included in the registration statement in reliance upon the report of G. Brad Beckstead CPA, an independent auditor, given upon his authority as an expert in accounting and auditing.


         ABOUT THIS PROSPECTUS AND WHERE YOU CAN FIND MORE INFORMATION

     Unless the context otherwise requires, "Insynq," "we," "our," "us" and similar expressions refer to Insynq, Inc., a Delaware corporation, and its predecessors, but not to the selling stockholders identified under the caption "Selling Stockholders."

     We file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission, or the SEC. You may inspect and copy these materials at the public reference facilities maintained by the SEC at:

Judiciary Plaza                                         Citicorp Center
Room 1024                                               500 West Madison Street
450 Fifth Street, N.W.                                  Suite 1400
Washington, D.C. 20549                                  Chicago, Illinois 60661

     You also may obtain copies of these materials from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. You also can find our SEC filings at the SEC's website at http://www.sec.gov.

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


     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of common stock offered in this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement.
For further information about our common stock, and us we refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all respects by such reference. You can review and copy the registration statement and its exhibits and schedules from the SEC at the address listed above or from its Internet site.

     Our World Wide Web site is located at http://www.insynq.com. Information contained on our Web site does not constitute, and shall not be deemed to constitute, part of this prospectus.

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

                         INDEX TO FINANCIAL STATEMENTS


     Audited Financial Statements as of and for the Years Ended May 31, 2001
and 2000, and from Inception (August 31, 1998) through May 31, 2001

                                                                     Page
                                                                     ----
Index to Financial Statements . . . . . . . . . . . . . . . . . . .  F  1

Report of Independent Certified Public Accountants  . . . . . . . .  F  2

Balance Sheets  . . . . . . . . . . . . . . . . . . . . . . . . . .  F  3

Statements of Operations  . . . . . . . . . . . . . . . . . . . . .  F  4

Statement of Stockholders' Deficit  . . . . . . . . . . . . . . . .  F  5

Statements of Cash Flows  . . . . . . . . . . . . . . . . . . . . .  F 11

Notes to Financial Statements . . . . . . . . . . . . . . . . . . .  F 12


                                   - F  1 -
===============================================================================

              Report of Independent Certified Public Accountants



Board of Directors
Insynq, Inc.

We have audited the accompanying balance sheet of Insynq, Inc. (a development stage company) as of May 31, 2001, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Insynq, Inc. as of May 31, 2000 and for the year then ended, including cumulative results of operations, statement of stockholders' deficit and cash flows from inception (August 31, 1998) through May 31, 2000, were audited by another auditor whose report dated December 5, 2000, expressed an unqualified opinion with an explanatory paragraph addressing a substantial doubt about the Company's ability to continue as a going concern. Our opinion, insofar as it relates to the cumulative amounts through May 31, 2000, is based solely on the report of the other auditor.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Insynq, Inc. as of May 31, 2001, and the results of its operations and its cash flows for the year then ended and the period from inception through May 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $14,075,218 during the year ended May 31, 2001, and at that date had deficits in working capital and stockholders' equity. These factors, among others, as discussed in note D to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note D. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GRANT THORNTON LLP

Seattle, Washington
July 26, 2001



                                   - F  2 -
===============================================================================

G.   B R A D   B E C K S T E A D
---------------------------
Certified Public Accountant
                                                            330 E. Warm Springs
                                                            Las Vegas, NV 89119
                                                                   702.257.1984
                                                             702.362.0540 (fax)



INDEPENDENT AUDITOR'S REPORT


Board of Directors
Xcel Management, Inc.
(A Development Stage Company)
Tacoma, WA 98405

I have audited the Balance Sheet of Xcel Management, Inc. (the "Company")
(A Development Stage Company) as of May 31, 2000, and the related Statements of Income, Stockholders' Equity, and Cash Flows for the year then ended.
These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement presentation. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xcel Management, Inc.
(A Development Stage Company) as of May 31, 2000, and the results of its operations, changes in stockholders' equity, and cashflows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 14 to the financial statements, the Company has had limited operations. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

September 13, 2001




/s/ G. Brad Beckstead, CPA
--------------------------
G. Brad Beckstead, CPA


                                   - F  3 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                                BALANCE SHEETS

                                                             May 31,
                                                       2001           2000
                                                   ------------   ------------
                ASSETS

Current assets
  Cash                                             $     26,900   $    106,806
  Accounts receivable, net of allowance for
    doubtful accounts of $25,000 and $1,469
    at May 31, 2001 and 2000                             27,469         63,405
  Related party receivables                              98,990           -
  Inventories                                              -            29,512
  Prepaid expenses                                       61,962         46,098
                                                   ------------   ------------
     Total current assets                               215,321        245,821

Property and equipment, net                             756,493      1,031,675

Other assets
  Intangible assets, net                                 52,585         87,824
  Deposits                                               72,000        165,584
                                                   ------------   ------------

     Total assets                                  $  1,096,399   $  1,530,904
                                                   ============   ============


 LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
  Current portion of capital lease obligations     $    692,208   $    166,869
  Notes payable                                          27,973         14,470
  Related party notes payable                         1,318,251         25,000
  Accounts payable                                    1,001,395        296,946
  Accrued liabilities                                 1,129,695        134,279
  Customer deposits                                      49,684         49,286
  Deferred compensation                                 107,175           -
                                                   ------------   ------------
     Total current liabilities                        4,326,381        686,850

Advances from stockholder                                  -           100,000

Capital lease obligations, net of current portion        29,256        442,087

Commitments and contingencies                              -              -

Put option obligation                                      -         1,071,785

Stockholders' deficit
  Preferred stock, $0.001 par value,
    10,000,000 shares authorized,
    no shares issued and outstanding                       -              -
  Class A common stock, $0.001 par value,
    10,000,000 shares authorized,
    no shares issued and outstanding                       -              -
  Common stock, $0.001 par value,
    100,000,000 shares authorized                        33,532         19,621
  Additional paid-in capital                         15,430,507      3,132,903
  Unearned compensation and services                   (725,717)          -
  Accumulated development stage deficit             (17,997,560)    (3,922,342)
                                                   ------------   ------------
     Total stockholders' deficit                     (3,259,238)      (769,818)
                                                   ------------   ------------

     Total liabilities and stockholders' deficit   $  1,096,399   $  1,530,904
                                                   ============   ============

  The accompanying notes are an integral part of these financial statements.

                                   - F  4 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                           STATEMENTS OF OPERATIONS

                                                          Cumulative results of
                                 Year ended May 31,         operations since
                            ---------------------------         inception
                                2001           2000         (August 31, 1998)
                            ------------   ------------   --------------------
Revenues                    $    493,008   $    235,808       $    742,432

Costs and expenses
  Direct cost of services      1,258,932        789,907          2,102,102
  Selling, general and
    administrative
    Non-cash compensation      4,242,072      1,116,666          5,363,995
    Other                      4,572,004      1,856,222          6,513,291
    Network and
      infrastructure costs       154,445         94,303            255,786
  Research and development       296,703        105,752            402,455
                            ------------   ------------       ------------
                              10,524,156      3,962,850         14,637,629
                            ------------   ------------       ------------
  Loss from operations       (10,031,148)    (3,727,042)       (13,895,197)

Other income (expense)
  Other income                    11,569         46,786             58,355
  Loss on disposal of
    equipment                   (114,464)          -              (114,464)
  Interest expense
    Non-cash                  (3,680,583)       (23,600)        (3,704,183)
    Other                       (260,592)       (75,011)          (342,071)
                            ------------   ------------       ------------
                              (4,044,070)       (51,825)        (4,102,363)
                            ------------   ------------       ------------
Net loss                    $(14,075,218)  $ (3,778,867)      $(17,997,560)
                            ============   ============       ============
Net loss per common share
  - basic and diluted       $     (0.57)   $     (0.27)       $     (1.05)
                            ============   ============       ============

  The accompanying notes are an integral part of these financial statements.

                                   - F  5 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                      STATEMENT OF STOCKHOLDERS' DEFICIT
               Inception (August 31, 1998) through May 31, 2001

                                                                                      Accumulated
                                     Common Stock       Additional      Unearned      Development      Total
                                 --------------------     Paid-in     Compensation       Stage      Stockholders'
                                   Shares     Amount      Capital     and Services      Deficit       Deficit
                                 ----------   -------   -----------   ------------   ------------   ------------
Issuance to founders,
  August 31, 1998                11,284,479   $11,284   $   123,716   $       -      $        257   $    135,257

Net loss, year ended
  May 31, 1999                         -         -             -              -          (143,732)      (143,732)
                                 ----------   -------   -----------   ------------   ------------   ------------
Balance, May 31, 1999            11,284,479    11,284       123,716           -          (143,475)        (8,475)

Common stock warrants issued
  for fair value of services
  rendered in 1999                     -         -          782,844           -              -           782,844

Issuance of common stock for
  services performed in 1999
  valued at $0.07 per share         700,000       700        50,050           -              -            50,750

Allocation of discount on lease
  obligation with attached
  warrants in September 1999           -         -          118,000           -              -           118,000

Issuance of common stock at
  $0.71 per share in August 1999    373,798       374       264,626           -              -           265,000

Issuance of common stock for
  services valued at $1.00 per
  share in September 1999            59,000        59        58,941           -              -            59,000

Issuance of common stock for
  services valued at $1.00 per
  share in November 1999             59,000        59        58,941           -              -            59,000

Issuance of common stock for
  services valued at $0.71 per
  share in December 1999             76,735        77        54,323           -              -            54,400

Issuance of units of common
  stock with one A warrant and
  one B warrant at $0.71 in
  January 2000                    1,311,821     1,312       928,688           -              -           930,000

Issuance of common stock in
  reverse merger transaction with
  Xcel Management                 3,600,090     3,600        (2,359)          -              -             1,241

Issuance of common stock at $0.50
  per share in February 2000      1,300,000     1,300       648,700           -              -           650,000

- Continued

                                   - F  6 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                STATEMENT OF STOCKHOLDERS' DEFICIT - Continued
               Inception (August 31, 1998) through May 31, 2001

                                                                                      Accumulated
                                     Common Stock       Additional      Unearned      Development      Total
                                 --------------------     Paid-in     Compensation       Stage      Stockholders'
                                   Shares     Amount      Capital     and Services      Deficit       Deficit
                                 ----------   -------   -----------   ------------   ------------   ------------
Issuance of common stock for
  services valued at $0.71 per
  share in February 2000             43,265        43        30,629           -              -            30,672

Issuance of common stock at
  $0.50 per share in
  February 2000                     300,000       300       149,700           -              -           150,000

Issuance of common stock at
  $1.75 per share in April 2000      61,944        62       108,340           -              -           108,402

Issuance of common stock at
  $1.75 per share in April 2000
  with repurchase agreement and
  record put option obligation      285,714       286       499,714           -              -           500,000

Record put option obligation           -         -       (1,071,785)          -              -        (1,071,785)

Issuance of common stock at
  $2.00 per share in May 2000       125,000       125       249,875           -              -           250,000

Issuance of common stock for
  services valued at $2.00 per
  share in May 2000                  40,000        40        79,960           -              -            80,000

Net loss, May 31, 2000                 -         -             -              -        (3,778,867)    (3,778,867)
                                 ----------   -------   -----------   ------------   ------------   ------------
Balance, May 31, 2000            19,620,846    19,621     3,132,903           -        (3,922,342)      (769,818)

Issuance of common stock for
  services valued at $3.25 per
  share in June 2000 and record
  unearned compensation over
  service period                    250,000       250       812,250        (33,858)          -           778,642

Issuance of common stock at
  $0.60 per share in August 2000    200,000       200       119,800           -              -           120,000

Issuance of common stock at
  $0.60 per share in August 2000    200,000       200       119,800           -              -           120,000

Issuance of common stock at
  $0.2963 per share in
  August 2000                       135,000       135        39,865           -              -            40,000

Issuance of common stock for
  services valued at $1.32 per
  share in August 2000                3,500         3        22,932           -              -            22,935

Issuance of common stock for
  services valued at $1.32 per
  share in September 2000 and
  record unearned compensation
  over service period               250,000       250       327,250        (18,193)          -           309,307

- Continued -

                                   - F  7 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                STATEMENT OF STOCKHOLDERS' DEFICIT - Continued
               Inception (August 31, 1998) through May 31, 2001

                                                                                      Accumulated
                                     Common Stock       Additional      Unearned      Development      Total
                                 --------------------     Paid-in     Compensation       Stage      Stockholders'
                                   Shares     Amount      Capital     and Services      Deficit       Deficit
                                 ----------   -------   -----------   ------------   ------------   ------------
Issuance of common stock for the
  exercise of stock options at
  $0.30 per share in
  September 2000                    600,000       600       179,400           -              -           180,000

Issuance of common stock for
  exercising of warrants at
  $1.77 per share in
  September 2000                      8,000         8        14,152           -              -            14,160

Forfeiture of common stock
  issued for services               (35,264)      (35)           35           -              -              -

Issuance of common stock for
  services valued at $0.9843 per
  share in November 2000              3,500         4         3,441           -              -             3,445

Allocation of discount on
  convertible debentures with
  warrants and beneficial
  conversion feature                   -         -          900,000           -              -           900,000

Allocation of discount on notes
  payable with warrants                -         -          229,000           -              -           229,000

Issuance of common stock for
  conversion of debentures and
  accrued interest at $0.50
  per share in November 2000      1,855,796     1,856     2,313,658           -              -         2,315,514

Issuance of common stock for
  conversion of notes payable at
  $0.50 per share in
  November 2000                   1,510,000     1,510     1,885,990           -              -         1,887,500

Issuance of common stock for the
  exercise of stock options at
  $0.01 per share in
  December 2000                     500,000       500         4,500           -              -             5,000

Issuance of common stock for the
  exercise of stock options at
  $0.9675 per share
  in December 2000                   15,504        16        14,984           -              -            15,000

Issuance of common stock at
  $0.34 per share pursuant to
  settlement agreement
  in December 2000.                  85,000        85        29,138           -              -            29,223

Forfeiture of common stock issued
  for services in December 2000     (63,170)      (63)           63           -              -              -

Issuance and exercise of options
  for services at $0.4062 per
  share in January 2001 and
  record unearned compensation
  over service period               600,000       600     1,038,310       (203,100)          -           835,810

Issuance of common stock in lieu
  of payment on note payable at
  $0.3438 per share in
  January 2001                      148,488       148        50,902           -              -            51,050

- Continued -

                                   - F  8 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                STATEMENT OF STOCKHOLDERS' DEFICIT - Continued
               Inception (August 31, 1998) through May 31, 2001

                                                                                      Accumulated
                                     Common Stock       Additional      Unearned      Development      Total
                                 --------------------     Paid-in     Compensation       Stage      Stockholders'
                                   Shares     Amount      Capital     and Services      Deficit       Deficit
                                 ----------   -------   -----------   ------------   ------------   ------------
Issuance of common stock for
  services valued at $0.75 per
  share in February 2001              3,500         3         2,622           -              -             2,625

Issuance of common stock for the
  exercise of warrants at $0.50
  per share in February 2001        100,000       100        44,310           -              -            44,410

Issuance of common stock at $0.25
  per share in March 2001, net of
  stock issuance cost               135,000       135        29,227           -              -            29,362

Issuance of common stock at
  $0.4062 per share through the
  exercise of stock options in
  March 2001 for cash and in
  employee compensation payable      50,000        50        20,260           -              -            20,310

Issuance of common stock in lieu
  of employee compensation at
  $0.4062 per share in March 2001    25,000        25        10,130           -              -            10,155

Issuance of common stock at $0.20
  per share in March 2001, net of
  stock issuance cost                22,000        22         3,806           -              -             3,828

Issuance of common stock at
  $0.3438 per share in March 2001
  for services and record
  unearned compensation over
  service period                    425,000       425       145,690       (105,936)          -            40,179

Issuance of common stock at
  $0.3438 per share in lieu of
  accounts payable in March 2001     10,908        11         3,739           -              -             3,750

Issuance of common stock at
  $0.20 per share for the
  exercise of stock warrants
  in March 2001                     125,000       125        24,875           -              -            25,000

Issuance of common stock at
  $0.3281 per share in March 2001
  for services and record
  unearned compensation over
  service period                     92,000        92        30,093        (27,669)          -             2,516

Issuance of common stock at
  $0.3281 per share in April 2001
  for services                      125,000       125        40,888           -              -            41,013

Issuance of common stock at
  $0.18 per share in March 2001
  for services and record
  unearned compensation over
  service period                    300,000       300        53,700        (33,387)          -            20,613

Issuance of common stock in
  return of put shares during
  January 2001 through
  May 17, 2001                    1,733,016     1,733     1,070,052           -              -         1,071,785

- Continued -

                                   - F  9 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                STATEMENT OF STOCKHOLDERS' DEFICIT - Continued
               Inception (August 31, 1998) through May 31, 2001

                                                                                      Accumulated
                                     Common Stock       Additional      Unearned      Development      Total
                                 --------------------     Paid-in     Compensation       Stage      Stockholders'
                                   Shares     Amount      Capital     and Services      Deficit       Deficit
                                 ----------   -------   -----------   ------------   ------------   ------------
Issuance of common stock at
  $0.17 per share in lieu of
  employee compensation in
  April 2001                        540,000       540        91,260           -              -            91,800

Issuance of common stock at
  $0.07 per share for the
  exercise of stock options
  in April 2001                     315,000       315        21,735           -              -            22,050

Issuance of common stock at
  $0.07 per share in lieu of
  employee compensation in
  April 2001                         25,000        25         1,725           -              -             1,750

Issuance of common stock at
  $0.07 per share in lieu of
  employee compensation in
  April 2001 through the
  exercise of stock options         600,275       600        41,419           -              -            42,019

Issuance of common stock at
  $0.3281 per share in
  April 2001 for services           125,000       125        21,125           -              -            21,250

Issuance of common stock at
  $0.16 per share for services
  in May 2001                       290,000       290        46,110        (42,533)          -             3,867

Issuance of common stock at
  $0.50 per share in lieu of
  accounts payable in May 2001
  through the exercise of stock
  warrants                           22,028        22        10,997           -              -            11,019

Issuance of common stock at
  $0.4312 per share in lieu of
  accounts payable in May 2001
  through the exercise of stock
  warrants                           75,000        75        32,265           -              -            32,340

Issuance of common stock at
  $0.15 per share for services
  in May 2001                        66,667        67         9,933           -              -            10,000

Issuance of common stock at
  $0.07 per share for the
  exercise of stock options
  in May 2001                     1,360,000     1,360        93,840           -              -            95,200

Issuance of common stock at
  $0.0949 per share in lieu of
  employee compensation
  in May 2001                       500,000       500        46,974           -              -            47,474

- Continued -

                                   - F 10 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                STATEMENT OF STOCKHOLDERS' DEFICIT - Continued
               Inception (August 31, 1998) through May 31, 2001

                                                                                      Accumulated
                                     Common Stock       Additional      Unearned      Development      Total
                                 --------------------     Paid-in     Compensation       Stage      Stockholders'
                                   Shares     Amount      Capital     and Services      Deficit       Deficit
                                 ----------   -------   -----------   ------------   ------------   ------------
Issuance of common stock at
  $0.07 per share in lieu of
  employee compensation through
  the exercise of stock options
  in May 2001                       140,000       140         9,660           -              -             9,800

Issuance of common stock at
  $0.17 per share for services in
  May 2001 and record unearned
  compensation over service
  period                            435,000       435        73,515        (44,370)          -            29,580

Issuance of common stock at
  $0.12 per share for services
  in May 2001                         3,500         4           416           -              -               420

Issuance of warrants to non-
  employees for services and
  record unearned compensation
  over the service period
  during 2001                          -         -          991,952        (13,205)          -           978,747

Issuance of stock options to non-
  employees for services and
  record unearned compensation
  over service period during 2001      -         -          352,006       (203,466)          -           148,540

Issuance of stock options to
  employees with exercise price
  below fair market on date of
  grant during 2001                    -         -          867,810           -              -           867,810

Net loss for the year                  -         -             -              -       (14,075,218)   (14,075,218)
                                 ----------   -------   -----------   ------------   ------------   ------------
Balance, May 31, 2001            33,531,094   $33,532   $15,430,507   $   (725,717)  $(17,997,560)  $ (3,259,238)
                                 ==========   =======   ===========   ============   ============   ============

  The accompanying notes are an integral part of this financial statement.

                                   - F 11 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                           STATEMENTS OF CASH FLOWS

                                                                                  Cumulative
                                                      Year ended May 31,          cash flows
                                                 ---------------------------    since inception
                                                     2001           2000       (August 31, 1998)
                                                 ------------   ------------   -----------------
Increase (Decrease) in Cash
  Net loss                                       $(14,075,218)  $ (3,778,867)     $(17,997,560)
  Adjustment to reconcile net loss to
    cash used in operating activities:
    Depreciation and amortization                     279,329        195,610           484,586
    Loss on disposal of equipment                     114,464           -              114,464
    Issuance of common stock for services           2,246,975        333,822         2,586,054
    Issuance of options and warrants for services   1,127,287        782,844         1,910,131
    Issuance of options to employees
      under fair market value                         867,810           -              867,810
    Warrants issued with debt and capital leases    1,392,967         23,600         1,416,567
    Warrants and beneficial conversion
      features of debentures                        2,287,616           -            2,287,616
      Change in assets and liabilities:
        Accounts receivable and
          related party receivables                   (63,054)       (59,981)         (126,459)
        Inventories                                    29,512        (27,266)             -
        Prepaid expenses                              (14,705)        (9,726)          (73,973)
        Deposits                                       93,584       (165,583)          (72,000)
        Accounts payable                              795,282        268,247         1,092,228
        Accrued liabilities                         1,167,466         11,061         1,351,031
        Customer deposits                                 398         49,286            49,684
        Deferred compensation                         107,175           -              107,175
                                                 ------------   ------------      ------------
          Net cash used in operating activities    (3,643,112)    (2,376,953)       (6,002,646)
                                                 ------------   ------------      ------------

Cash flows from investing activities
  Purchase of equipment                               (68,862)      (397,544)         (481,776)
  Acquisition of intellectual property                   -              -               (1,548)
  Deposit on future acquisition                          -           (35,000)          (35,000)
  Cash received from Xcel acquisition                    -               257               257
                                                 ------------   ------------      ------------
          Net cash used in investing activities       (68,862)      (432,287)         (518,067)
                                                 ------------   ------------      ------------

Cash flows from financing activities
  Proceeds from notes payable and related
    party notes payable                             2,129,887           -            2,129,887
  Proceeds from issuance of common stock              734,320      2,853,402         3,587,722
  Proceeds from on convertible debentures             800,000           -              800,000
  Payments on short term notes payable                (18,133)       (30,530)          (48,663)
  Payments on capital lease obligations               (14,006)        (7,327)          (21,333)
  Advances from stockholder                              -           100,000           100,000
                                                 ------------   ------------      ------------
          Net cash provided by
            financing activities                    3,632,068      2,915,545         6,547,613
                                                 ------------   ------------      ------------

Net increase (decrease) in cash                       (79,906)       106,305            26,900
Cash at beginning of period                           106,806            501              -
                                                 ------------   ------------      ------------

Cash at end of period                            $     26,900   $    106,806      $     26,900
                                                 ============   ============      ============

Supplemental non-cash investing and financing activities - see note Q

  The accompanying notes are an integral part of these financial statements.

                                   - F 12 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                 May 31, 2001


NOTE A - NATURE OF BUSINESS

Insynq, Inc. (the Company or Insynq) is a Delaware corporation headquartered in Tacoma, Washington USA. The Company is an application hosting and managed software service provider that provides server-based computing access and services to customers who decide to augment all or part of their information technology requirements. Customers pay a monthly fee for their services and connect to Insynq's server farm primarily through either the Internet, wireless or DSL connection. During the year ended May 31, 2001, the Company's planned principal operations began however, there has been no significant revenues generated. In accordance with Statement of Financial Accounting Standard No. 7 (SFAS 7), it is management's position that it has been devoting most of its efforts to raising capital as evidenced by the number of financing and equity transactions. In addition, the Company is continuing the practice of offering discounted services in an effort to establish new market segments and acceptance. Accordingly, the Company is considered to be a development stage company.

NOTE B - BASIS OF PRESENTATION

On February 18, 2000, the Company closed an asset purchase transaction (Acquisition) in which Xcel Management, Inc. (Xcel), a non-operating public shell company, acquired substantially all of the assets of Insynq.
Under accounting principles generally accepted in the United States of America, the Acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the Acquisition is equivalent to the issuance of stock by Insynq for the net monetary assets of Xcel accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the Acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the post-reverse-acquisition financial statements of the "legal acquirer" Xcel, are those of the "legal acquiree" Insynq (the accounting acquirer).

On August 3, 2000, Xcel completed a re-incorporation as a Delaware corporation and changed its' name to Insynq, Inc. In connection with the re-incorporation of the Company in the State of Delaware, the shareholders unanimously voted for the adoption of a plan of recapitalization pursuant to which the issued and outstanding shares of the Company's common stock, would forward split, two-for-one, so that holders of common stock would receive two shares of the Company's $0.001 par value common stock for each share held. The 9,915,424 shares of common stock outstanding immediately prior to the reorganization were converted to 19,830,848 shares of common stock, and outstanding options and warrants to purchase shares were converted into options and warrants entitling the holders to purchase twice as many shares upon exercise of such options and warrants. Loss per share calculations includes the Company's change in capital structure for all periods presented.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements is as follows.

REVENUE RECOGNITION

The Company's principal source of revenue is generated from application hosting, managed software and related type services. Payments received in advance of the service, even if non-refundable, are recorded as customer deposits. Generally, any prepaid amount is an advance payment and is applied to the last month service fee. Revenues are recognized over the service period. Revenue from the sale of computer hardware is recorded upon delivery, or upon installation when specified under contact terms.


                                   - F 13 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                 May 31, 2001


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

INVENTORIES

Inventories consist of computer hardware and equipment held for resale and is recorded at the lower of cost (first in, first out) or market.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets ranging between three to seven years. Leasehold improvements are depreciated over the lesser of the useful lives of the improvements or the term of the lease.

INTANGIBLE ASSETS

Intangible assets consist of the rights to a proprietary data utility services system acquired by the Company. The cost is being amortized over sixty months. Accumulated amortization totaled $77,415 and $43,724 as of May 31, 2001 and 2000, respectively.

LONG-LIVED ASSETS

Long-lived assets, including, but not limited to, property and equipment and identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company believes that no impairment of the carrying amount of its long-lived assets existed at May 31, 2001 and 2000.

CLASS A COMMON STOCK

The Board of Directors is authorized to issue of up to 10,000,000 shares of Class A common stock pursuant to which the holders of such stock are entitled to three votes for each share held, on all matters submitted to stockholders, which voting power may be used by the holders of such stock to create voting impediments or otherwise delay or prevent a change in control or to modify the rights of holders of the Company's common stock. As of May 31, 2001, 5,000,000 options to purchase Class A common stock at $0.50 per share were granted to two officers and were outstanding. These options are included in the employee stock options referenced in Notes L and M.

LOSS PER SHARE

Basic loss per share is based on the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding was 24,808,590 and 14,050,928 for the years ended May 31, 2001 and 2000, respectively, and 17,201,296 since inception (August 31, 1998) through May 31, 2001. Diluted loss per share includes the effect of all potentially dilutive common stock issuances. Diluted loss per share is not presented because the effect would be anti-dilutive. At May 31, 2001 and 2000, there were 21,447,545 and 8,572,248 shares of potentially issuable common stock, respectively.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are charged to expense in the period when incurred.


                                   - F 14 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                 May 31, 2001


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

ADVERTISING EXPENSE

Advertising costs are expensed in the period incurred. For the years ended May 31, 2001 and 2000, advertising costs totaled $198,726 and $97,715, respectively.

CONCENTRATIONS OF CREDIT RISK

The Company sells the majority of its services throughout North America.
The majority of the Company's sales are made to customers who are billed monthly on an open account and no collateral is required. For the year ended May 31, 2001, approximately thirty percent (30%) of revenues were to four customers, one of which is a related party comprising eight percent (8%) of the total revenues.

Insynq has established four vendor relationships that are critical to the day-to-day operations of the Company. The vendors are in the software, hardware, systems and communications industries. These vendors supply software and hardware to run the programs and systems, and provide the means through which the Company connects and communicates with its customers.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments, consisting principally of cash, accounts receivable, payables, accrued liabilities, short and long-term obligations, and their carrying amounts in the accompanying balance sheets, approximate their fair values. It is management's opinion that the Company is not exposed to significant currency or credit risks arising from these financial instruments.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications have been made to the 2001 presentation in order to conform to the 2000 presentation.

NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. SAB 101 provides guidance on applying accounting principles generally accepted in the United States to revenue recognition in financial statements and is effective in the fourth quarter of all fiscal years beginning after December 15, 1999. During fiscal year 2001, the Company had recorded revenues in accordance with SAB 101, so the implementation of SAB 101 did not have an impact on the Company's operating results.


                                   - F 15 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                 May 31, 2001


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

In April 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25. FIN 44 is effective for transactions occurring after July 1, 2000. During fiscal year 2001, the Company had been applying FIN 44.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 (SFAS 141), Business Combinations.
SFAS 141 applies to all business combinations initiated after June 30, 2001. The Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of SFAS 141 will not have an impact on the Company's financial statements.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. The provisions of SFAS 142 are required to be applied starting with fiscal years beginning after December 15, 2001 with earlier application permitted for entities with fiscal years beginning after March 15, 2001 provided that the first interim financial statements have previously been
issued.   The statement is required to be applied at the beginning of the entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements to that date. The initial application of the SFAS 142 will have no impact on the Company's financial statements.

NOTE D - MANAGEMENT PLANS

The Company is a development stage company as defined under Statement of Financial Accounting Standards No. 7. The Company is devoting substantially all of its present efforts to establishing a new business and its planned operations have recently commenced. However, no significant operating revenues have been derived to date. The Company has incurred recurring losses from operations and has a total accumulated development stage deficit of $17,997,560 at May 31, 2001. As discussed in Note J, the Company is in default on a capitalized lease obligation. The underlying leased assets are critical to the Company's operations. The Company has initiated contact to restructure the lease obligation and, due to the current economic climate and current market for the equipment, the Company anticipates that it can successfully restructure this obligation. The development of the Company's technology and products will continue to require a commitment of substantial funds. Currently, pursuant to
Item 303(b)(1) and (3) of Regulation SB, the Company has no material capital commitments. However, should the Company be forced to seek other equipment in the open market based on its inability to restructure its capital lease obligation, the Company would attempt to raise the necessary finances.
These amounts, however, are currently unquantifiable.

The Company has implemented cost restructuring strategies, cost-cutting measures, and continues to devote significant efforts to develop markets.
In addition, the Company initiated vendor negotiations resulting in improved payment terms or reductions in the total amounts due.

However, the rate at which the Company expends its resources is variable, may be accelerated, and will depend on many factors. The Company will need to raise substantial additional capital to fund its operations and may seek such additional funding through public or private equity or debt financing.
There can be no assurance that such additional funding will be available on acceptable terms, if at all. The Company's continued existence as a going concern is ultimately dependent upon its ability to secure additional funding for completing and marketing its technology and the success of its future operations.


                                   - F 16 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                 May 31, 2001


NOTE D - MANAGEMENT PLANS - Continued

In addition, on June 29, 2001, the Company negotiated a private financing transaction for $1,200,000 of 12% convertible debentures.

NOTE E - PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of May 31:
                                                2001           2000
                                             ----------     ----------
          Computer hardware                  $   86,820     $  144,621
          Software                               97,550        105,536
          Equipment                             149,715        217,468
          Furniture and fixtures                 43,990         86,650
          Capitalized leased equipment          668,959        587,517
          Leasehold improvements                 58,036         51,365
                                             ----------     ----------
                                              1,105,070      1,193,157
                                             ----------     ----------
          Less accumulated depreciation
               and amortization                 348,577        161,482
                                             ----------     ----------
                                             $  756,493     $1,031,675
                                             ==========     ==========

Accumulated depreciation on capital lease equipment totaled $216,264 and $83,686 as of May 31, 2001 and 2000, respectively.

NOTE F - ACCRUED LIABILITIES

Accrued liabilities consist of the following as of May 31:
                                             2001           2000
                                          ----------     ----------
          Salaries and benefits           $  254,285     $   62,309
          Payroll taxes                      448,061         37,779
          Interest and penalties             102,565           -
          Other taxes                         45,082           -
          Interest                            50,247           -
          Consulting and other               229,455         34,191
                                          ----------     ----------
                                          $1,129,695     $  134,279
                                          ==========     ==========

As of May 31, 2001, the Company was delinquent on its payroll and business taxes. The majority of the past due amount is for payroll taxes which are due to the Internal Revenue Service. The Company and the Internal Revenue Service have informally agreed to a payment plan for the past due taxes, subject to the Company remaining current on all future payroll tax deposits. The Company has been in contact with other respective taxing authorities to initiate payment plans in settlement of their respective past due taxes.


                                   - F 17 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                 May 31, 2001


NOTE F - ACCRUED LIABILITIES - Continued

Additionally, two liens have been filed by two different States for past due taxes, plus accrued penalties and interest. One lien, for approximately $28,000, is to a State for prior year's income taxes assessed to the predecessor company of Insynq, Inc. This amount is in dispute and amended returns to correct this deficiency have been filed.

NOTE G - RELATED PARTY NOTES PAYABLE

The Company has entered into short-term promissory notes with stockholders, a corporate officer, a prior employee and two vendors.  All notes, plus accrued interest, are due within one year of issuance and consist of the following at
May 31:
                                                  2001           2000
                                               ----------     ----------
     Note payable to stockholder, due
     November 2, 2001, plus accrued interest;
     bears interest at 10% per annum and is
     unsecured                                 $1,162,000     $     -

     Various notes payable to related parties,
     due on demand to dates ranging through
     April 20, 2002; bearing interest ranging
     from 10% to 12%                              146,402         25,000

     Two notes payable to related party
     vendors, installment payment of $1,692
     due monthly through August 15, 2001 and
     final payment due March 2002; bearing
     interest ranging from 10% to 12%               9,849           -
                                               ----------     ----------

                                               $1,318,251     $   25,000
                                               ==========     ==========

On July 17, 2000, the Company entered into two stockholder promissory note agreements totaling $255,000. In addition, the stockholders were granted warrants to purchase a total of 325,000 shares of common stock at a price of $2.00 per share. The Company recorded a discount on the loans totaling $229,000 for the fair value of warrants granted. The Company recognized $229,000 of interest expense on the discount for the year ended May 31, 2001. In November 2000, the loans were converted into 510,000 shares of common stock at $0.50 per share.

In October 2000, the Company entered into three additional shareholder loans totaling $500,000. These notes were also converted in November 2000 into 1,000,000 shares of common stock at $0.50 per share. As an inducement to the holders to convert the loans, the Company agreed to convert the loans into common stock at a price below the fair market value of the common stock at the time of conversion. This resulted in additional interest expense totaling $1,132,500 for the year ended May 31, 2001.

On December 1, 2000, the Company entered into a promissory note agreement with a stockholder for $50,000 with accrued interest of prime, plus 3%.
The principal and accrued interest was converted to 148,488 shares of common stock on January 30, 2001.


                                   - F 18 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                 May 31, 2001


NOTE H - NOTES PAYABLE

The Company has a $15,000 revolving line of credit. As of May 31, 2001 and 2000, the balance was $13,973 and $10,200, respectively. As of May 31, 2001, the Company has an additional payable totaling $14,000 due on demand.

NOTE I - CONVERTIBLE DEBENTURES

On June 16, 2000, the Company entered into two loan agreements for a total of $650,000, in the form of convertible debentures. The principal balance of the loans and accrued interest were convertible into common stock at $1.42 and $0.71 per share, respectively. In addition, the Company granted 915,492 warrants to purchase common stock at $2.00 per share. On September 16, 2000, the Company entered into two additional convertible debenture agreements totaling $250,000. The loans and accrued interest was convertible into common stock at $1.00 per share. In addition, the Company granted 250,000 warrants to purchase common stock at $1.00 per share to the holders of the debentures.

The Company recorded a discount on the convertible debentures totaling $900,000, equal to the fair value of the warrants received and the intrinsic value of the beneficial conversion feature. The Company has recognized $900,000 of interest expense on the discount for the year ended May 31, 2001. As an inducement to convert the balance of principal and related accrued interest of the debentures, the Company reduced the original conversion share prices to $0.50. This resulted in an additional interest charge in the amount of $1,387,616 for the year ended May 31, 2001.

In November 2000, the Company converted the debentures totaling $900,000, plus accrued interest of $55,796, into common stock at $0.50.

NOTE J - CAPITAL LEASE OBLIGATIONS

The Company leases equipment under capital leases expiring in 2003. As of May 31, 2001, the Company's principal capital lease (for computer hardware, printers and related infrastructure) obligation is in default; accordingly, the entire lease obligation plus imputed interest net of the discount, is classified as a current obligation on the accompanying financial statements. Total net obligation due this lessor is $668,136, net of a discount of $62,933.


                                   - F 19 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                 May 31, 2001


NOTE J - CAPITAL LEASE OBLIGATIONS - Continued

The following is a schedule by years of future minimum lease payments together with the present value of the minimum payments under capital lease obligations, net of discount, as of May 31, 2001:
                   Years Ending May 31,
         ----------------------------------------
                           2002                          $ 828,598
                           2003                             33,040
                                                         ---------
         Future minimum lease payments                     861,638
         Less amount representing interest and discount    140,174
                                                         ---------
         Present value of minimum lease payments         $ 721,464
                                                         =========

         Current portion                                 $ 692,208
         Long-term portion                                  29,256
                                                         ---------
                                                         $ 721,464
                                                         =========

NOTE K - PUT OPTION OBLIGATION

Pursuant to conversion agreements with four investors (stockholders), the Company exchanged 1,733,016 of the investors' put shares for 1,733,016 shares of common stock. The recorded amount of the converted put shares was $1,071,785 at May 31, 2001.

NOTE L - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company conducts a substantial portion of its operations utilizing leased facilities for its corporate headquarters and for its server farm racks.

Effective August 1, 2001, the Company entered into two separate facility leases for its corporate operations. The first lease is with the Company's existing landlord and was amended pursuant to a settlement agreement between each party on May 17, 2001. Terms of this lease call for base rent plus charges for a portion of the Company's share of taxes and utilities over the next sixty months. The second facility lease commences on August 1, 2001, and terminates on July 31, 2002. Rent per month is $1,600 for the first twelve months.

A server farm racking agreement is for a term of twenty-four months, expiring on May 31, 2003. The first year of the agreement calls for a monthly fee of $500 per rack, with a minimum of seven racks, or $3,500. The second year of the agreement calls for a minimum fee of $550 per rack or $3,850. As of May 31, 2001, the Company has nine racks at the server farm.


                                   - F 20 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                 May 31, 2001


NOTE L - COMMITMENTS AND CONTINGENCIES - Continued

The following is a schedule of approximate future minimum operating lease payments as of May 31, 2001:
                   Years Ending May 31,
              ------------------------------
                           2002                  $  235,500
                           2003                     236,500
                           2004                     189,800
                           2005                     194,400
                           2006                     199,200
                        Thereafter                   34,000
                                                 ----------
                                                 $1,089,400
                                                 ==========

For the years ended May 31, 2001 and 2000, rent expense for facilities and racking, including forfeited lease deposits as a result of amendments to the lease terms during 2001, were approximately $375,000 and $179,000, respectively.

LAWSUIT

The Company is party to one lawsuit filed by a prior employee. The lawsuit claim is for approximately $115,000 (plus accrued interest) for unpaid wages, severance, bonuses, benefits and expenses. The Company's management believes the claim is without merit and intends to vigorously defend its position of no liability.

The Company has settled a lawsuit filed by a prior employee and has issued to such employee $10,000 and 85,000 shares of common stock.

CONSULTING AGREEMENTS

During the year ended May 31, 2001, the Company has several on-going agreements with investor relation consultants, financial advisory, advertising and marketing consultants, and sales persons. Terms of these agreements range from six months to three years and most have automatic renewable provisions. Compensation for these agreements may be in the form of cash or cash plus common stock or options. Certain agreements contain provisions that are performance based only, whereby an individual representing the Company must consummate an acceptable transaction before the common stock or stock options will be issued. Short-term (six months or less) monthly cash fees for consultants approximate $18,500 and one long-term agreement (three years) is $10,000 per month. In addition, a consulting group was paid its final $25,000 installment of a three-month agreement in June 2001.

On July 1, 2001, the Company entered into a six-month agreement with an independent consultant/advisor, in which the consultant will provide expertise in financing, mergers and acquisitions. Terms of the agreement call for the sum total of $67,000 paid over the contract, $7,500 at effective date of the agreement and $60,000 paid in equal installments over the next six months.
The consultant will also receive 2,000,000 shares of common stock in July 2001. An additional 500,000 shares of common stock will be issued to the consultant if there is an acquisition of another company or its assets.


                                   - F 21 -
===============================================================================

                                 Insynq, Inc.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                 May 31, 2001


NOTE L - COMMITMENTS AND CONTINGENCIES - Continued

EMPLOYMENT CONTRACTS

As of May 31, 2001, the Company has six employment contracts with its key officers and employees. Each agreement calls for a base annual compensation, currently ranging between $96,000 and $180,000. Five agreements contain wage escalation clauses effective on the anniversary date of the agreement.
The agreements generally are written for three to fours years in duration.
Each agreement has an incentive clause with rights to exercise vested stock options agreements at a predetermined price, generally granted at market value, and range between $.50 and $2.00 per share. A total 6,560,000 options have been granted under these agreements.

NOTE M - STOCK OPTIONS

On March 31, 2000, the Company's Board of Directors adopted two long-term incentive plans (Plans), described as follows:

2000 LONG TERM INCENTIVE PLAN (LTIP)

The LTIP provides for the issuance of incentive and non-qualified stock options, stock appreciation rights and restricted stock to directors, officers, employees and consultants. At the adoption of this plan, the Company set aside 16,675,300 shares of common stock, which may be issued upon the exercise of options granted. As of May 31, 2001, incentive options available for issuance are 7,946,540.

2000 EXECUTIVE LONG TERM INCENTIVE PLAN (EXECUTIVE LTIP)

The Executive LTIP provides for the issuance of incentive and non-qualified stock options, stock appreciation rights and restricted stock to executive officers of the Company. The Company set aside 5,400,000 shares of Class A common stock under this plan at its adoption. As of May 31, 2001, two corporate officers have been granted options to purchase a total of 5,000,000 shares of Class A common stock.

The Company's Board of Directors administers the Plans and the Board may amend or terminate the Plans if it does not cause any adverse effect on any then outstanding options or unexercised portion thereof. All options generally have an exercise price equal the fair value of the underlying common stock on the date of grant, vest immediately and expire in ten years.

The Company's stock option plan is subject to the provisions of SFAS No 123, Accounting for Stock-Based Compensation. Under the provisions of this standard, employee and director stock-based compensation expense is measured using either the intrinsic-value method as prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations, or the fair value method described in SFAS No. 123. The Company has elected to account for its employee and director stock-based awards under the provisions of APB Opinion No. 25. Under APB Opinion No. 25, compensation cost for stock options is measured as the excess, if any, of the fair value of the underlying common stock on the date of grant over the exercise price of the stock option.


                                   - F 22 -
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

                                 Insynq, Inc.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                 May 31, 2001

NOTE M - STOCK OPTIONS - Continued

The Company is required to implement the provisions of SFAS No. 123 for stock-based awards to those other than employees and directors.
Stock-based compensation expense for all equity instruments is recognized on an accelerated basis based on the related service or vesting periods.
Companies choosing the intrinsic-value method are required to disclose the pro forma impact of the fair value method on net income.  The pro forma effect on net loss and loss per share are as follows for the years ended May 31:
                                            2001             2000
                                        ------------     ------------
     Net loss as reported               $(14,075,218)    $ (3,778,867)
     Pro Forma net loss                  (17,054,018)      (5,700,015)

     Loss per share as reported               (0.57)           (0.27)
     Pro Forma loss per share                 (0.69)           (0.33)

The fair value of options granted under the Company's stock option plans during the years ended May 31, 2001 and 2000 was estimated on the date of grant, using the Black-Scholes pricing model with the following assumptions:

     Weighted average of expected risk-free interest rates      6.50%
     Expected years from vest date to exercise date             2-10
     Expected stock volatility                                   90%
     Expected dividend yield                                      0%

A summary of the Company's LTIP and Executive LTIP stock option activity is as follows:
                   Activity                  Number of      Weighted Average
                                               Shares        Exercise Price
     -----------------------------------     ----------     ----------------
     Balance at May 31, 1999                       -
     Options granted                          7,011,802           0.51
     Option exercised                              -
     Options forfeited                             -
                                             ----------
     Balance at May 31, 2000                  7,011,802           0.51
     Options granted                          8,568,760           0.41
     Options exercised                       (2,816,229)          0.11
     Options forfeited                       (1,851,802)          1.78
                                             ----------
     Balance at May 31, 2001                 10,912,531           0.65
                                             ==========
     Exercisable options at May 31, 2001      8,695,028           0.63
                                             ==========     ================

                                   - F 23 -
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

                                 Insynq, Inc.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                 May 31, 2001


NOTE M - STOCK OPTIONS - Continued

The weighted average remaining contractual life, in years, and weighted average exercise price of options outstanding as of May 31, 2001 were as follows:
                                        Weighted
                            Weighted     Average       Options     Weighted
  Range of                   Average    Remaining    Exercisable    Average
  Exercise      Options     Exercise   Contractual   at May 31,    Exercise
   Price      Outstanding    Price        Life          2001        Price
-----------   -----------   --------   -----------   -----------   --------
0.18 - 0.19      400,000      $ 0.19        9.95         50,000     $ 0.18
0.34 - 0.71    7,794,153        0.46        8.75      6,864,153       0.47
0.81 - 1.03    1,700,000        0.97        8.95      1,040,830       0.94
1.63 - 2.31    1,018,378        1.79        4.29        740,045       1.70

The weighted average fair value of the options granted during the year ended May 31, 2001 and 2000 were $0.66 and $0.39, respectively.

During the year ended May 31, 2001, the Company recorded $1,249,476 of additional employee compensation expense for the difference between the exercise price of stock options and the fair value of the underlying common stock on the date of grant. The unearned compensation of $381,666 has been presented as a reduction of stockholders' equity in the accompanying financial statements and is being amortized ratably over the vesting period of the applicable options. The Company amortized an aggregate of $867,810 of compensation for the year ended May 31, 2001.

NOTE N - WARRANTS

Warrants shares to purchase common stock outstanding as of May 31, 2001 totaled
12,752,112.   Warrant exercise prices range between $0.13 to $3.75 per share of common stock and substantially all warrants will expire on or before July 17, 2005. Since May 31, 2001, the Company has set aside an additional 2,871,280 warrants in connection with the pending acquisition of a Canadian company and has rescinded 2,145,000 of previously issued warrants to two consulting groups.

During the year ended May 31, 2001, the Company recorded unearned services totaling $344,051 for the fair value of warrants granted to consultants as a reduction of stockholders' equity in the accompanying financial statements. Such amount is being amortized ratably over the service period.
Warrants issued by the Company are valued on the date of grant using the Black-Scholes valuation model using the following assumptions: weighted average risk free interest rate of 6.5%; terms ranging from three months to five years; volatility of 90%; and, 0% dividend yield.


                                   - F 24 -
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

                                 Insynq, Inc.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                 May 31, 2001


NOTE O - INCOME TAXES

The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized based on the anticipated future tax effects arising from the differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases of assets and liabilities using enacted tax rates.

The income tax provision reconciled to the tax computed at the statutory federal rate is as follows for the year ended May 31:
                                                    2001             2000
                                                ------------     ------------
Tax benefit at federal statutory rate of 34%    $ (4,785,000)    $ (1,284,000)
Permanent differences                              1,015,000            4,000
                                                ------------     ------------
                                                  (3,770,000)      (1,280,000)
Increase in valuation allowance                    3,770,000        1,280,000
                                                ------------     ------------
                                                $       -        $       -
                                                ============     ============

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
Significant components of deferred Federal income tax are as follows at May 31:
                                                    2001             2000
                                                ------------     ------------
Deferred tax asset
  Net operating loss carryforwards                10,357,000        7,557,000
  Amortization                                        14,000            8,000
  Accrued vacation                                    22,000           20,000
  Allowance doubtful accounts                          8,000             -
  Deferred compensation                               36,000             -
  Employee stock options                              93,000             -
  Warrants issued to consultants                     840,000             -
                                                ------------     ------------
          Total deferred tax assets               11,370,000        7,585,000
                                                ------------     ------------

Deferred tax liability
  Depreciation                                  $     70,000     $     55,000
                                                ------------     ------------
          Total deferred tax liabilities              70,000           55,000
                                                ------------     ------------

Net deferred tax assets                           11,300,000        7,530,000
Valuation allowance                              (11,300,000)      (7,530,000)
                                                ------------     ------------
                                                $       -        $       -
                                                ============     ============


                                   - F 25 -
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

                                 Insynq, Inc.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                 May 31, 2001


NOTE O - INCOME TAXES - Continued

The Company has recorded a valuation allowance for the full amount of the deferred tax assets due to the uncertainty of future utilization of net operating loss carryforwards and realization of other deferred tax assets.
At May 31, 2001, operating loss carryforwards of approximately $30,500,000, expiring through 2021, are available to offset future taxable income. Utilization of these carryforwards are significantly dependent on future taxable income and any future tax benefit is further limited due to a change of control in the Company's ownership as defined by the Internal Revenue Code,
Section 382.

NOTE P - RELATED PARTY TRANSACTIONS

During the year ended May 31, 2001, the Company sold $41,400 of services and received $37,500 of consulting services from a party related to a corporate officer, director and stockholder.

NOTE Q - OTHER DISCLOSURES

The Company's non-cash investing and financing activities and supplemental cash flow information were as follows for the year ended May 31:
                                                          2001         2000
                                                       ----------   ----------
Conversion of debentures and accrued interest into
  common stock                                         $2,315,514   $     -
Notes payable and interest converted to common stock    1,938,550         -
Conversion of put options into common stock             1,071,785         -
Discount for warrants granted and beneficial
  conversion features on convertible debentures           900,000         -
Discount for warrants granted with short term
  notes payable and capital leases                        229,000      118,000
Accounts payable converted to common stock                154,557         -
Equipment purchased under capital leases                   15,669         -
Purchase of assets with common stock                         -             727
Cash paid for interest                                     17,411         -

                                   - F 26 -
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

                                 Insynq, Inc.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                 May 31, 2001


NOTE Q - OTHER DISCLOSURES - Continued

Selling, General and Administrative Expenses consist of the following for the year ended May 31:
                                                          2001         2000
                                                       ----------   ----------
          Salaries                                     $2,916,150   $  618,977
          Benefits                                         67,663       61,774
          Rent                                            375,641      131,521
          Consulting                                    3,561,058      850,411
          Legal, accounting and professional              854,283      793,081
          Telephone and utilities                         105,442       41,232
          Taxes                                           212,917       63,013
          Supplies                                         78,226       40,399
          Travel and entertainment                        158,927      140,677
          Insurance                                        79,408       29,574
          Advertising and marketing                       156,792       97,745
          Other                                           247,569      104,484
                                                       ----------   ----------
          Total:                                       $8,814,076   $2,972,888
                                                       ----------   ----------

          Non-cash compensation                        $4,242,072   $1,116,666
          Other                                         4,572,004    1,856,222
                                                       ----------   ----------
          Total:                                       $8,814,076   $2,972,888
                                                       ==========   ==========


NOTE R - SUBSEQUENT EVENTS

FINANCING AGREEMENT

On June 29, 2001, the Company entered into a private financing transaction with three investors under which the investors initially purchased $550,000 from a total of $1,200,000 12% convertible debentures. The debentures are convertible into shares of common stock at the lesser of (i) $0.18 or (ii) the average of the lowest three trading prices in the twenty day trading period immediately preceding the notice to convert, divided by two. The common stock carry attached warrants that allow the investor, under the terms of the warrants, to purchase up to 2,400,000 shares of common stock at $0.04 per share. Terms of the debentures provide for full payment on or before June 29, 2002 (maturity date), with accrued interest of 12% per annum. Proceeds from this initial transaction, net of fees, were $465,000. The Company anticipates receiving $650,000, less certain fees, upon successful registration of certain shares of the common stock. Pursuant to the agreement, the Company may not, without consent, (i) engage in any future equity financing involving the issuance of common stock for a period of six months from the date of closing, and
(ii) may not engage in such transactions for a period of two years without first giving the investors the opportunity to purchase shares on a pro-rata basis.


                                   - F 27 -
===============================================================================

                               34,997,237 SHARES

                                 INSYNQ, INC.

                                 COMMON STOCK

                                  PROSPECTUS

                                October 2, 2001


You should rely only on information contained in this prospectus. We have not authorized anyone to give any information or make any representations in connection with this offering other than those contained in this prospectus.
If anyone gives you any such information or makes any such representations, you should not rely on it or them as having been authorized by us. This prospectus is not an offer to sell common stock and it is not soliciting an offer to buy common stock in any state where the offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.


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